Exhibit 10.1

PURCHASE AND SALE AGREEMENT

DATED AS OF FEBRUARY 27, 2017

BY AND AMONG

PERRIGO PHARMA INTERNATIONAL DESIGNATED ACTIVITY COMPANY,

PERRIGO COMPANY PLC,

AND

RPI FINANCE TRUST, A DELAWARE STATUTORY TRUST

TABLE OF CONTENTS

		Page
ARTICLE I DEFINED TERMS AND RULES OF CONSTRUCTION		1

Section 1.1	Defined Terms	1
Section 1.2	Rules of Construction	10

ARTICLE VI TAX MATTERS		32

Section 6.1	Withholding Matters	32
Section 6.2	VAT	32
Section 6.3	Transfer Taxes	32
Section 6.4	Tax Cooperation	33
Section 6.5	Tax Treatment	33

ARTICLE VII THE CLOSING		33

Section 7.1	Closing	33
Section 7.2	Closing Deliverables of Perrigo	34
Section 7.3	Closing Deliverables of Buyer	34
Section 7.4	Receipt	34

Exhibits

Exhibit A Assignment and Assumption Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "Purchase and Sale Agreement") dated as of February 27, 2017, is by and among (i) Perrigo Pharma International Designated Activity Company, an Irish designated activity company limited by shares (no. 222276) whose registered office is at Treasury Building, Grand Canal Street Lower, Dublin 2, Ireland ("Perrigo"), (ii) RPI Finance Trust, a Delaware statutory trust ("Buyer" and together with Perrigo, each a "Party" and collectively, the "Parties") and (iii) solely with respect to Section 5.4, Article VI, Section 8.6, Section 8.8 and Article IX of this Purchase and Sale Agreement, Perrigo Company plc, an Irish public limited company (no. 529592) ("Parent").

W I T N E S S E T H:

WHEREAS, Elan Pharma International Limited, Elan Pharmaceuticals, Inc. and Biogen Idec International Holding LTD ("Biogen Idec") previously entered into that certain Asset Purchase Agreement, dated as of February 5, 2013, as amended by that certain Amendment One to Asset Purchase Agreement, dated as of June 30, 2015 (the "Original Asset Purchase Agreement");

WHEREAS, on December 18, 2013, Perrigo Company and Elan Corporation, plc (the parent company of Elan Pharma International Limited and Elan Pharmaceuticals, Inc.), were each acquired by Parent, a newly incorporated holding company.

WHEREAS, On April 18, 2016, Elan Pharma International Limited changed its name to Perrigo Pharma International Limited, and on April 28, 2016, Perrigo Pharma International Limited converted from a limited company to a designated activity company pursuant to the Irish Companies Act of 2014;

WHEREAS, Perrigo has the right to receive certain payments under the Original Asset Purchase Agreement; and

WHEREAS, Perrigo desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase, accept, assume and agree to comply with, perform and discharge, the Assigned Interests described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement and the other Transaction Documents:

NOW, THEREFORE, in consideration of the promises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1   Defined Terms.  The following terms, as used herein, shall have the following respective meanings:

"$" means United States dollars.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person.  For purposes of this definition, the term "control" (including its correlative meanings "controlled" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of 50% or more of such Person's securities or partnership or other ownership interests, or by contract or otherwise).

"Applicable Law" means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

"Applicable Year" shall have the meaning set forth in the definition of Contingent Payments Due.

"Assigned Interests" has the meaning set forth in Section 3 of the Assignment and Assumption Agreement.

"Assigned Interests Third Party Infringement Claim" means any Third Party Infringement Claim arising out of activities performed for or by the TYSABRI Business on or after the Effective Date.

"Assignment and Assumption Agreement" means the assignment and assumption agreement, dated as of the Effective Date, by and among Perrigo, Buyer and Biogen Idec, and substantially in the form attached as Exhibit A hereto.

"Bankruptcy Event" means the occurrence of any of the following in respect of a Person:  (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief, in any case, under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person.

"Biogen Idec" has the meaning set forth in the Recitals.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Indemnified Party" has the meaning set forth in Section 8.1(a).

"Buyer Stock Exchange" means any stock exchange on which securities of Buyer or any of its Affiliates are listed for trading.

"Challenge" has the meaning set forth in Section 4.2(h) of the Original Asset Purchase Agreement.

"Claim" has the meaning set forth in Section 8.3.

"Closing" has the meaning set forth in Section 7.1.

"Closing Date" has the meaning set forth in Section 7.1.

"Closing Purchase Price Payment" has the meaning set forth in Section 2.2.

"Confidential Information" means, as it relates to the Disclosing Party and its Affiliates, all information (whether written or oral, or in electronic or other form) involving or relating in any way, directly or indirectly, to the Original Asset Purchase Agreement or the Assigned Interests, including:  (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the Original Asset Purchase Agreement) involving or relating in any way, directly or indirectly, to the Assigned Interests, or the compounds or products giving rise to the Assigned Interests, and including all terms and conditions thereof and the identities of the parties thereto; (b) any reports, data, materials or other documents of any kind involving or relating in any way, directly or indirectly, to Buyer or Perrigo, the Original Asset Purchase Agreement, the Assigned Interests, or the intellectual property, compounds or products giving rise to the Assigned Interests, and including reports, data, materials, notices (written and oral) or other documents or communications of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above; and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Assigned Interests or the compounds or products giving rise to the Assigned Interests; provided, however, that for purposes of this Purchase and Sale Agreement, Confidential Information shall not include information (i) that is already publicly available as of the date it was first disclosed to Receiving Party or any of its Affiliates other than as a result of disclosure in violation of any confidentiality obligation or agreement; (ii) that becomes publicly available following the date it was first disclosed to Receiving Party or any of its Affiliates other than as a result of disclosure in violation of any confidentiality obligation or agreement; (iii) that was known by the Receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time such information was disclosed to the Receiving Party or its Affiliates; (iv) becomes known to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Affiliates who had no obligation to the Disclosing Party not to disclose such information; or (v) was independently developed by the Receiving Party without the use of the Confidential Information of the Disclosing Party as demonstrated by written and electronic records of the Receiving Party.

"Contingent Payments" has the meaning set forth in Section 4.2(e) of the Original Asset Purchase Agreement.

"Contingent Payments Due" means, for the calendar year ending December 31, 2018 or December 31, 2020, as applicable (such year, the "Applicable Year"):

(a)   the amount of cash payable pursuant to Sections 4.2(c), 4.2(d) and 4.9, as applicable, of the Original Asset Purchase Agreement in respect of Net Sales for the Applicable Year  (which shall include, for the avoidance of doubt, any amount of cash payable pursuant to any agreement contemplated by Section 4.9 in respect of Net Sales for the Applicable Year).  For the avoidance of doubt, the amount calculated pursuant to this clause (a) shall be (i) measured solely and exclusively based on Sections 1.1(gg), 4.2(c), 4.2(d) and 4.9 of the Original Asset Purchase Agreement (which shall include, for the avoidance of doubt, any amount of cash payable pursuant to any agreement contemplated by Section 4.9) and (ii) without regard (x) to any other provision in the Original Asset Purchase Agreement and any Set-offs, exclusions, deductions or reductions from Net Sales pursuant to any such other provisions, (y) to any of the Transaction Documents or (z) to any other external references; minus

(b)  the sum of the following, if any:

(i) any reduction to Contingent Payments under Section 4.2(h) of the Original Asset Purchase Agreement for the Applicable Year arising out of a Challenge by Perrigo or any of its Affiliates;  plus

(ii) any reduction to Contingent Payments under Section 4.2(f) of the Original Asset Purchase Agreement for the Applicable Year arising out of Biogen Idec or its Affiliate obtaining any license(s) pursuant to Section 4.2(f) of the Original Asset Purchase Agreement (a "License Reduction");  provided, that if the amount of any License Reduction (or any portion thereof) is a fixed or ascertainable payment (rather than a formula based on future sales of TYSABRI) (such License Reduction or portion thereof, as applicable, a "Fixed Cost"), Perrigo and Buyer shall mutually determine in good faith what portion of such Fixed Cost should fairly be deemed to apply to the Applicable Year for purposes of this definition by ratably allocating a portion of the total amount of such Fixed Cost to each full calendar year (or fraction thereof) included within the lifespan of such license based on expected Net Sales for each such full calendar year (or fraction thereof).

"Contingent Payment Interest" has the meaning set forth in Section 3(a) of the Assignment and Assumption Agreement.

"Credit Agreement Consent" has the meaning set forth in Section 2.5.

"Dataroom" means information posted before 12:01 a.m. (Eastern Time) on February 26, 2017 to the virtual dataroom established by Perrigo and made available to Buyer via intralinks.com, an electronic copy of which Perrigo shall provide to Buyer on the date of this Purchase and Sale Agreement.

"Direct Claim Offset Amount" has the meaning set forth in Section 12.4(b) of the Original Asset Purchase Agreement.

"Disclosing Party" shall mean Perrigo and its Affiliates.

"Effective Date" shall mean January 1, 2017.

"Existing Credit Agreement" means the Amended and Restated Credit Agreement,  among Buyer, certain Affiliates of Buyer from time to time party thereto and Bank of America, N.A., as administrative agent in effect as of the date hereof or thereafter amended.

"FDA" means the U.S. Food and Drug Administration and any successor agency thereto.

"Fixed Cost" shall have the meaning set forth in clause (b)(ii) of the definition of "Contingent Payments Due".

"Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or  pertaining to government, including any Patent Office, the FDA and any other government authority in any country.

"Indemnified Party" has the meaning set forth in Section 8.2(a).

"JCV Assay Intellectual Property" means all Intellectual Property that relates to a JCV Assay that was included in the Transferred Assets under the Original Asset Purchase Agreement (as each of these terms are defined in the Original Asset Purchase Agreement) and is necessary or useful to the using or selling of TYSABRI.

"Knowledge of Perrigo" means the actual knowledge as of the date of this Purchase and Sale Agreement, of John T. Hendrickson, Chief Executive Officer of Parent, Judy L. Brown, Executive Vice President of Business Operations and Chief Financial Officer of Parent, Todd W. Kingma, Executive Vice President, General Counsel and Secretary of Parent, Bradley Joseph, Vice President, Investor Relations  and Andrew Solomon, Vice President and Assistant General Counsel.

"License Reduction" shall have the meaning set forth in clause (b)(ii) of the definition of "Contingent Payments Due".

"Lien" means any security interest, mortgage, pledge, hypothecation, lien, adverse claim, encumbrance, charge or restriction on use, transfer or exercise of any other attribute of ownership of any kind.

"Licensed Product" has the meaning assigned such term in the Original Asset Purchase Agreement.

"Loss" means any loss, cost, charge, expense, interest, fee, payment, liability, claim, penalty, fine, damages, or judgment.

"Material Adverse Change" means any event, circumstance or change resulting in a material adverse effect on (a) the legality, validity or enforceability of the Transaction Documents or the Original Asset Purchase Agreement, or (b) the aggregate value of the Assigned Interests; provided, however, that no event, circumstance or change directly or indirectly resulting from or arising out of any of the following shall be deemed to be or constitute a Material Adverse Change or be taken into account when determining whether a Material Adverse Change has occurred, or may, would or could occur:  (i) conditions (or changes after the date of this Purchase and Sale Agreement in such conditions) in the industry in which the Parties or Biogen Idec operate; (ii) general economic conditions or conditions in the securities markets, credit markets, currency markets or other financial markets (or changes after the date of this Purchase and Sale Agreement in such conditions) with the United States or any other country; (iii) political conditions (or changes after the date of this Purchase and Sale Agreement in such conditions) in the United States or any other country; (iv) earthquakes or other natural disasters and other force majeure events in the United States or any other country; (v) the announcement of this Purchase and Sale Agreement and the transactions contemplated by this Purchase and Sale Agreement; (vi) the taking of any action required or contemplated by this Purchase and Sale Agreement, or the failure to take any action prohibited by this Purchase and Sale Agreement or the pendency or consummation of the transactions contemplated by this Purchase and Sale Agreement; (vii) changes in Applicable Law or other legal or regulatory conditions or changes in United States Generally Accepted Accounting Principles, International Financial Reporting Standards or other accounting standards (or the interpretation thereof); (viii) the occurrence of progressive multifocal leukoencephalopathy in TYSABRI-treated patients; (ix) the development by any Person, approval or commercialization of other products that may compete with TYSABRI; (x) changes in regulations of a Governmental Authority or private third party payors' reimbursement policies or the default by such parties in the performance of such policies, or the imposition of any health care cost containment or similar measures by a governmental authority; or (xi) the validity, invalidity, ownership or lack of ownership of any TYSABRI Intellectual Property or any other intellectual property of any Person that relates to TYSABRI at any time during the Term (as defined in the Original Asset Purchase Agreement); provided, further, in the case of clause (ii), (iii), (iv) or (vii) such effect may be taken into account in determining whether or not there has been a Material Adverse Change to the extent such effect has a materially disproportionate adverse effect on TYSABRI as compared to other therapies indicated to treat multiple sclerosis.

"Milestone 1 Contingent Payment Threshold" has the meaning set forth in Section 2.2 hereof.

"Milestone 2 Contingent Payment Threshold" has the meaning set forth in Section 2.2 hereof.

"Milestone Payments" has the meaning set forth in Section 2.2 hereof.

"Milestone Thresholds" has the meaning set forth in Section 2.2(iii) hereof.

"Net Sales" has the meaning set forth in Section 1.1(gg) of the Original Asset Purchase Agreement.

"Non-Transferring Party" has the meaning set forth in Section 9.3(a)(i).

"Original Asset Purchase Agreement" has the meaning set forth in the Recitals and is included as Annex A to the Perrigo Disclosure Schedule.

"Original Asset Purchase Agreement Ancillary Documents" means the documents set forth in Section 1.1(a) of the Perrigo Disclosure Schedule.

"Party" and the "Parties" have the meanings set forth in the Preamble.

"Parent" has the meaning set forth in the Preamble.

"Patent Office" means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any intellectual property rights that are patents.

"Payments" has the meaning set forth in Section 6.1.

"Perrigo" has the meaning set forth in the Preamble.

"Perrigo Disclosure Schedule" means the confidential disclosure schedule delivered to Buyer by Perrigo on the date of this Purchase and Sale Agreement.

"Perrigo Indemnified Party" has the meaning set forth in Section 8.2(a).

"Person" means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

"Pre-Payment" has the meaning set forth in Section 7.1.

"Proceeds" means all Proceeds as defined in the UCC, including all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, the Assigned Interests.

"Product Liability Claim" has the meaning set forth in Section 12.1(a)(iii) of the Original Asset Purchase Agreement.

"Purchase and Sale Agreement" has the meaning set forth in the Preamble.

"Purchase Price" has the meaning set forth in Section 2.2.

"Recalculation" means a recalculation of Contingent Payments for an Applicable  Year by Biogen Idec pursuant to (i) the last three sentences of Section 4.3(a) of the Original Asset Purchase Agreement or (ii) if Net Sales in any Calendar Quarter(s) during an Applicable Year are less than zero, pursuant to Section 4.3(b) of the Original Asset Purchase Agreement for the aggregate amount of negative Net Sales in such Calendar Quarter(s), in each case as provided therein.

"Receiving Party" means Buyer and its Affiliates.

"Recharacterization" means a judgment or order by a court of competent jurisdiction that Perrigo's right, title and interest in, to and under the Assigned Interests were not fully sold, assigned and transferred to Buyer pursuant to, as contemplated by, and subject to the provisions of this Purchase and Sale Agreement and the Assignment and Assumption Agreement, but instead that such transaction(s) constituted a loan and security device.

"Requesting Party" has the meaning set forth in Section 5.9(e).

"Retained Interests" means all rights and obligations of Perrigo under the Original Asset Purchase Agreement that are not Assigned Interests.

"Retained Interests Payment" has the meaning set forth in Section 5.5(b).

"Royalty Adverse Effect" means any event, circumstance or change resulting in an adverse effect in any material respect on the timing, amount or duration of the Contingent Payment Interest; provided, however, that no event, circumstance or change directly or indirectly resulting from or arising out of any of the following shall be deemed to be or constitute a Royalty Adverse Effect or be taken into account when determining whether a Royalty Adverse Effect has occurred, or may, would or could occur:  (i) conditions (or changes after the date of this Purchase and Sale Agreement in such conditions) in the industry in which the Parties or Biogen Idec operate; (ii) general economic conditions or conditions in the securities markets, credit markets, currency markets or other financial markets (or changes after the date of this Purchase and Sale Agreement in such conditions) with the United States or any other country; (iii) political conditions (or changes after the date of this Purchase and Sale Agreement in such conditions) in the United States or any other country; (iv) earthquakes or other natural disasters and other force majeure events in the United States or any other country; (v) the announcement of this Purchase and Sale Agreement and the transactions contemplated by this Purchase and Sale Agreement; (vi) the taking of any action required or contemplated by this Purchase and Sale Agreement, or the failure to take any action prohibited by this Purchase and Sale Agreement or the pendency or consummation of the transactions contemplated by this Purchase and Sale Agreement; (vii) changes in Applicable Law or other legal or regulatory conditions or changes in United States Generally Accepted Accounting Principles, International Financial Reporting Standards or other accounting standards (or the interpretation thereof); (viii) the occurrence of progressive multifocal leukoencephalopathy in TYSABRI-treated patients; (ix) the development by any Person, approval or commercialization of other products that may compete with TYSABRI; (x) changes in regulations of a Governmental Authority or private third party payors' reimbursement policies or the default by such parties in the performance of such policies, or the imposition of any health care cost containment or similar measures by a governmental authority;

or (xi) the validity, invalidity, ownership or lack of ownership of any TYSABRI Intellectual Property or any other intellectual property of any Person that relates to TYSABRI at any time during the Term (as defined in the Original Asset Purchase Agreement); provided, further, in the case of clause (ii), (iii), (iv) or (vii) such effect may be taken into account in determining whether or not there has been a Royalty Adverse Effect to the extent such effect has a materially disproportionate adverse effect on TYSABRI as compared to other therapies indicated to treat multiple sclerosis.

"Sale" has the meaning set forth in Section 2.1(a).

"Security Interest" has the meaning set forth in Section 2.5.

"Seller Stock Exchange" means any stock exchange on which securities of Perrigo or any of its Affiliates are listed for trading.

"SEC" means the U.S. Securities and Exchange Commission.

"Set-off" means any set-off or off-set.

"Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities of such other Person (irrespective of whether at the time capital stock of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, gains, net worth, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added (including VAT), sales, use, consumption, goods and services, stamp, transfer, documentary, registration, alternative or add-on minimum, estimated or other tax, levy, tariff, impost or similar charge (including any interest, penalty or addition thereto) imposed by any Governmental Authority.

"Third Party Claim Offset Amount"  has the meaning set forth in Section 12.4(a) of the Original Asset Purchase Agreement.

"Third Party Infringement Claim" has the meaning set forth in Section 12.1(a)(v) of the Original Asset Purchase Agreement.

"Threshold Amount" has the meaning set forth in Section 8.1(b).

"Transaction Documents" means this Purchase and Sale Agreement and the Assignment and Assumption Agreement.

"Transfer Notice" has the meaning set forth in Section 9.3.

"TYSABRI" has the meaning set forth in Section 1.1(tt) of the Original Asset Purchase Agreement.

"TYSABRI Business" means the research, development, making, importing, exporting, distribution, sale, offering for sale, or other commercialization of TYSABRI.

"TYSABRI Intellectual Property" means all registered, registrable and unregistered intellectual property rights that are used in the making, importing, exporting, distribution, sale, offering for sale or other commercialization of TYSABRI as of the date of this Purchase and Sale Agreement.

"TYSABRI Liabilities" has the meaning set forth in Section 5.5(c).

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection (a) of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d), or (b) the Security Interest or any portion thereof granted pursuant to Section 2.4, is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

"U.S." or "United States" means the United States and Puerto Rico.

"VAT" means any Tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) or any Tax similar to or replacing the same.

Section 1.2  Rules of Construction.  Unless the context otherwise requires, in this Purchase and Sale Agreement:

(a) An accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. Generally Accepted Accounting Principles.

(b) Unless otherwise defined herein, terms used in Section 2.1(c), Section 2.1(d) and Section 2.4  of this Purchase and Sale Agreement that are defined in the UCC shall have the meanings stated in the UCC.

(c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(d) The terms "include", "including" and similar terms shall be construed as if followed by the phrase "without limitation".

(e) References to an agreement or other document include references to such agreement as in effect on the date hereof  together with any annexes, exhibits and schedules attached thereto.

(f) References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(g) References to any Person shall be construed to include such Person's successors and permitted assigns.

(h) The word "will" shall be construed to have the same meaning and effect as the word "shall".

(i) The words "hereof", "herein", "hereunder" and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.

(j) In the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding".

(k) Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(l) Any reference herein to a term that is defined by reference to its meaning in the Original Asset Purchase Agreement shall refer to such term's meaning in the Original Asset Purchase Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof unless Perrigo and Buyer have consented thereto).

(m) Any reference to the Original Asset Purchase Agreement shall be deemed to refer to, where appropriate, any agreement contemplated by Section 4.9 of the Original Asset Purchase Agreement mutatis mutandis.

(n) Any reference to Buyer or Perrigo shall be deemed to refer, where appropriate, to any permitted assignee or delegatee of any right or obligation under any of the Transaction Documents as applicable mutatis mutandis.

ARTICLE II
PURCHASE AND SALE OF THE ASSIGNED INTERESTS

Section 2.1  Purchase and Sale.

(a) Subject to the terms and conditions of this Purchase and Sale Agreement and in accordance with the Assignment and Assumption Agreement, at the Closing, Perrigo shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, acquire and accept all of Perrigo's right, title and interest in and to the Assigned Interests, and assume and agree to comply with, perform and discharge, the Assigned Interests (the "Sale").

(b) Perrigo and Buyer intend and agree that the Sale shall be, and is, a true, complete, absolute and irrevocable sale and assignment by Perrigo to Buyer of the Assigned Interests and the Sale shall provide Buyer with ownership of the Assigned Interests.  Neither Perrigo nor Buyer intends the transactions contemplated hereunder to be, or for any purpose characterized as a loan from Buyer to Perrigo or a pledge or assignment or only a security agreement.  Perrigo waives any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by Perrigo to Buyer of the Assigned Interests under Applicable Law, which waiver shall be enforceable against Perrigo in any Bankruptcy Event relating to Perrigo.  The Sale shall be reflected on Perrigo's (or, as applicable, Parent's) financial statements and other records as a sale of assets to Buyer (except to the extent U.S. Generally Accepted Accounting Principles, International Financial Reporting Standards or the rules of the SEC require otherwise with respect to any financial statements).

(c) Perrigo hereby authorizes Buyer or its designee to execute, record and file, and consents to Buyer or its designee executing, recording and filing, at Buyer's sole cost and expense, (i) financing statements in the appropriate filing offices as reasonably determined by Buyer under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the Sale and to perfect the security interest in the Assigned Interests granted by Perrigo to Buyer pursuant to Section 2.1(d) and (ii) to the extent applicable, a Form C1 with the Irish Companies Registration Office to perfect the security interest in the Assigned Interests granted by Perrigo to Buyer pursuant to Section 2.1(d).

(d) Notwithstanding that Perrigo and Buyer expressly intend for the Sale to be a true, complete, absolute and irrevocable sale and assignment, Perrigo hereby assigns, conveys, grants and pledges to Buyer, as security for its obligations created hereunder in the event that the Sale becomes subject to a Recharacterization despite the parties' intentions, a security interest in and to all of Perrigo's right, title and interest in, to and under the Assigned Interests and all Proceeds thereof, and, in such event, the Parties hereby agree this Purchase and Sale Agreement shall constitute a security agreement.

(e) From and after the Closing, Buyer shall be entitled to the rights contained within the Assigned Interests and shall comply with the obligations contained within the Assigned Interests.  Except for the Assigned Interests, Buyer is not acquiring any of the assets or rights or assuming any of the obligations of Perrigo or any of Perrigo's Affiliates.

Section 2.2  Purchase Price.  In consideration for the Sale, and subject to the terms and conditions set forth herein, Buyer shall pay (or cause to be paid) to Perrigo, or Perrigo's designee:

(i)	on the Closing Date, the amount of $2,200,000,000 (the "Closing Purchase Price Payment");

(ii)
if Contingent Payments Due for the calendar year ending December 31, 2018 exceed $333,000,000 (the "Milestone 1 Contingent Payment Threshold"), then  the amount of $250,000,000 within 30 calendar days of the date on which Buyer receives the final report for the calendar quarter ended December 31, 2018 pursuant to Section 4.5(a)(ii) of the Original Asset Purchase Agreement; and

(iii)
if Contingent Payments Due for the calendar year ending December 31, 2020 exceed $351,000,000 the "Milestone 2 Contingent Payment Threshold" and together with the Milestone 1 Contingent Payment Threshold, the "Milestone Thresholds"), then the amount of $400,000,000 within 30 calendar days of the date on which Buyer receives the final report for the calendar quarter ended December 31, 2020 pursuant to Section 4.5(a)(ii) of the Original Asset Purchase Agreement.

If a final report referred to in clauses (ii) and (iii) above has not been delivered to Buyer within 12 Business Days of the end of the applicable calendar quarter, Buyer shall use its reasonable best efforts to cause the delivery of such report as promptly as possible thereafter.  The amounts payable pursuant to clauses (ii) and (iii) above are collectively referred to as the "Milestone Payments" (and together with the Closing Purchase Price Payment, collectively, the "Purchase Price").  Subject to Section 6.1 below, each installment of the Purchase Price shall be paid in its entirety, in cash, out of immediately available funds, without Set-off, counterclaim, credit or deduction by wire transfer to the account set forth in Section 2.2 of the Perrigo Disclosure Schedule or such other account as may be designated by Perrigo in writing sufficiently in advance of the payment of any installment.

Section 2.3  Purchase Price Adjustment.  If the results of a Recalculation show a failure by Buyer to pay a Milestone Payment that (based on such Recalculation) was due to Perrigo under Section 2.2, Buyer shall remit the amount of the applicable Milestone Payment to Perrigo within 30 days after receipt of the final results of the Recalculation.  If the results of a Recalculation show a payment by Buyer of a Milestone Payment to Perrigo that (based on such Recalculation) was not due to Perrigo under Section 2.2, Perrigo shall remit the amount of the applicable Milestone Payment to Buyer within 30 days after receipt of the final results of the Recalculation.  Any audit conducted pursuant to Section 4.5(b) of the Original Asset Purchase Agreement shall not impact, or be taken into account when determining, whether any Milestone Payments are due to Perrigo pursuant to Section 2.2.

Section 2.4  No Assumption of Liabilities.  All liabilities under the Original Asset Purchase Agreement or related to TYSABRI that are not expressly contained within the Assigned Interests shall remain the liabilities of Perrigo or Biogen Idec, as applicable, following the consummation of the transactions contemplated by this Purchase and Sale Agreement.  Notwithstanding the foregoing, this Section 2.4 shall not be construed to limit in any way the indemnification obligations contained in Section 8.2.

Section 2.5  Security Interest.  As security for the payment or performance when due, as the case may be, in full of Buyer's obligations under Section 2.2(ii) and Section 2.2(iii)

hereof, Buyer hereby assigns and pledges to Perrigo, and hereby grants to Perrigo, a security interest (the "Security Interest") in and to all of Buyer's right, title and interest in, to and under the Assigned Interests and all Proceeds thereof.  The parties hereto hereby agree this Purchase and Sale Agreement shall constitute a security agreement.  Buyer hereby authorizes Perrigo or its designee to execute, record and file, and consents to Perrigo or its designee executing, recording and filing, at Perrigo's sole cost and expense, financing statements in the appropriate filing offices as reasonably determined by Perrigo under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the Security Interest.  Buyer's obligations under this Section 2.5 and the grant of the Security Interest are subject to Buyer obtaining a consent under the Existing Credit Agreement to permit such Security Interest on the terms contemplated in this Purchase and Sale Agreement (the "Credit Agreement Consent").

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PERRIGO

Except as set forth in or qualified by any matter set forth in the Perrigo Disclosure Schedule, Perrigo hereby represents and warrants to Buyer as of the date hereof as follows:

Section 3.1  Organization.  Perrigo is a designated activity company limited by shares duly incorporated, validly existing and in good standing under the laws of Ireland.  Parent is a public limited company duly incorporated, validly existing and in good standing under the laws of Ireland.  Perrigo has all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to receive and sell the Contingent Payments and to satisfy its other obligations under this Purchase and Sale Agreement. Each of Perrigo and Parent are duly qualified to transact business and are in good standing in every jurisdiction in which such qualification or standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not be reasonably expected to result, directly or indirectly, in a Material Adverse Change).

Section 3.2  No Conflicts.  The execution and delivery by each of Perrigo and Parent of any of the Transaction Documents to which any of them is a party, the performance by each of Perrigo and Parent of their respective obligations hereunder or thereunder or the consummation by each of Perrigo and Parent of the transactions contemplated hereby or thereby will not:  (i) contravene, conflict with or violate any term or provision of the organizational documents of Perrigo or Parent or (ii) except as would not reasonably be expected to result in a Material Adverse Change (disregarding clause (b)(vi) of such definition for purposes of this Section 3.2) or a Royalty Adverse Effect (disregarding clause (vi) of such definition for purposes of this Section 3.2), contravene, conflict with or violate any Applicable Law or result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance required by any term or provision of the Original Asset Purchase Agreement, any of the Original Asset Purchase Agreement Ancillary Documents or any other contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Perrigo or any of its Affiliates is a party or by which Perrigo or any of its Affiliates or any of their respective assets or properties is bound or committed.

Section 3.3  Authorization.  Each of Perrigo and Parent has all necessary corporate power and authority to receive and sell the Contingent Payments and to execute and deliver the Transaction Documents to which any of them is a party, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Perrigo and Parent of each of the Transaction Documents to which any of them is a party and the performance by each of Perrigo and Parent of their respective obligations hereunder and thereunder has been duly authorized by all necessary corporate action on the part of each of Perrigo and Parent, as applicable.  Each Transaction Document has been duly executed and delivered by an authorized director or officer of Perrigo and Parent, as applicable, and, when duly executed and delivered by all of the parties thereto other than Perrigo and Parent, as applicable, each Transaction Document shall constitute the legal, valid and binding obligation of Perrigo and Parent, as applicable, enforceable against Perrigo and Parent, as applicable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and principles of public policy.

Section 3.4  Ownership.  Perrigo is the exclusive owner of the entire right, title and interest in, to and under the Assigned Interests.  Perrigo was previously named Elan Pharma International Limited, which sold certain assets and rights to Biogen Idec in exchange for certain royalty payments pursuant to the Original Asset Purchase Agreement, and on December 18, 2013, Perrigo Company and Elan Corporation, plc (the parent company of Elan Pharma International Limited and Elan Pharmaceuticals, Inc.), were each acquired by Parent, a newly incorporated holding company.  The Assigned Interests have not been pledged, sold, contributed, assigned, licensed, transferred, conveyed or granted (other than those Liens created under any of the Transaction Documents) by Perrigo to any other Person.  Assuming the Assignment and Assumption Agreement is duly executed and delivered by Buyer and Biogen Idec, (i) Perrigo has full right to sell and assign the Assigned Interests to Buyer in accordance with the terms of this Purchase and Sale Agreement, and (ii) at the Closing, subject to any Recharacterization Event, Buyer will have good, valid and exclusive title to the Assigned Interests, free and clear of all Liens, other than Liens created under any of the Transaction Documents, and Buyer shall be the exclusive owner of the Assigned Interests.

Section 3.5  Governmental and Third Party Authorizations.  Except (i) as required by Section 14.2 of the Original Asset Purchase Agreement, (ii) for filings pursuant to rules and regulations promulgated by the Seller Stock Exchange, (iii) for filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and (iv) for filing of the UCC financing statements and Form C1 with the Irish Companies Registration Office to perfect any security interest in the Assigned Interests granted by Perrigo to Buyer pursuant to Section 2.1(d), the execution and delivery by each of Perrigo and Parent of the Transaction Documents to which they are a party, the performance by each of Perrigo and Parent of their obligations hereunder and thereunder and the consummation by each of Perrigo and Parent of any of the transactions contemplated hereunder and thereunder (including the Sale), as applicable, do not require any consent, approval, order, authorization or declaration from, action or registration by or filing with any Governmental Authority or any other Person.

Section 3.6  No Litigation.  There is no (a) action, suit, arbitration proceeding, claim, demand or other proceeding by or before a Governmental Authority pending or, to the

Knowledge of Perrigo, threatened by or against Perrigo or any of its Affiliates in respect of the Assigned Interests, or (b) inquiry or investigation by or before a Governmental Authority pending or, to the Knowledge of Perrigo, threatened against Perrigo or any of its Affiliates in respect of the Assigned Interests, except as, in each case, would not reasonably be expected to result in a Material Adverse Change or a Royalty Adverse Effect.  To the Knowledge of Perrigo, there is no (a) action, suit, arbitration proceeding, claim, demand or other proceeding by or before a Governmental Authority pending or threatened by or against Biogen Idec or any of its Affiliates in respect of the Assigned Interests, or (b) inquiry or investigation by or before a Governmental Authority pending or threatened against Biogen Idec or any of its Affiliates in respect of the Assigned Interests, except as, in each case, would not reasonably be expected to result in a Material Adverse Change or a Royalty Adverse Effect.

Section 3.7  Solvency.  Immediately upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom (and assuming the performance in all material respects by Buyer of its obligations under Section 8.2), (a) the fair saleable value (determined on a going concern basis) of the assets of Perrigo and its Affiliates, on a consolidated basis, will be greater than the sum of the debts and other liabilities, including contingent liabilities, of Perrigo and its Affiliates, on a consolidated basis, and (b) Perrigo and its Affiliates, on a consolidated basis, will be able to pay their debts as they fall due.  For purposes of this Section 3.7, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected at such time to become an actual and matured liability.

Section 3.8  No Brokers' Fees.  Perrigo has not taken any action that would entitle any person or entity other than Morgan Stanley (whose fees and commissions are solely the responsibility of Perrigo) to any commission or broker's fee in connection with the transactions contemplated by this Purchase and Sale Agreement.

Section 3.9  Compliance with Laws.  Since January 1, 2015, none of Perrigo or any of its Affiliates (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of Perrigo, is under investigation with respect to  any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case except as would not reasonably be expected to result in a Material Adverse Change or a Royalty Adverse Effect.

Section 3.10  Intellectual Property Matters.  In each case, except as would not reasonably be expected to result in a Material Adverse Change or a Royalty Adverse Effect (disregarding clause (b)(xi) of Material Adverse Change and clause (xi) of Royalty Adverse Effect for purposes of this Section 3.10):

(a) Since January 1, 2014, neither Perrigo nor Parent has received any written notice alleging that operation of the TYSABRI Business or use, in any manner, of the TYSABRI Intellectual Property or JCV Assay Intellectual Property infringes, misappropriates or otherwise violates the intellectual property rights owned or controlled by any third party.

(b) To the Knowledge of Perrigo, there are no pending or threatened claims or litigation initiated by a third party alleging that the use, in any manner, of the TYSABRI Intellectual Property or JCV Assay Intellectual Property or the operation of the TYSABRI Business infringes, misappropriates or otherwise violates the intellectual property rights owned or controlled by any third party.

(c) To the Knowledge of Perrigo, no third party is infringing, misappropriating or otherwise violating the TYSABRI Intellectual Property.

(d) To the Knowledge of Perrigo, the registered TYSABRI Intellectual Property is valid and enforceable, or in the case of any TYSABRI Intellectual Property that constitutes patent applications, such patent applications are pending without challenge.

Section 3.11  Original Asset Purchase Agreement.

(a) Annex A to the Perrigo Disclosure Schedule is a true and complete copy of the Original Asset Purchase Agreement.  Perrigo has made available to Buyer in the Dataroom true, correct and complete copies of the Original Asset Purchase Agreement Ancillary Documents. Other than the Transaction Documents, the Original Asset Purchase Agreement and the Original Asset Purchase Agreement Ancillary Documents, there is no contract, agreement or other arrangement (whether written or oral) to which Perrigo or any of its Affiliates is a party that (i) creates a Lien on the Assigned Interests or (ii) was entered into in connection with the Original Asset Purchase Agreement.

(b) Perrigo has made available to Buyer in the Dataroom true, correct and complete copies of (i) each of the final reports delivered to Perrigo by Biogen Idec between December 18, 2013 and  the date of this Purchase and Sale Agreement pursuant to Section 4.5(a) of the Original Asset Purchase Agreement, copies of which are included as Annex B to the Perrigo Disclosure Schedule, and (ii) all material notices and correspondence delivered to Perrigo by Biogen Idec or by Biogen Idec to Perrigo pursuant to, or relating to, the Original Asset Purchase Agreement or the Original Asset Purchase Agreement Ancillary Documents since January 1, 2014.

(c) Each of the Original Asset Purchase Agreement and the Original Asset Purchase Agreement Ancillary Documents (i) is in full force and effect and is the legal, valid and binding obligation of Perrigo and Biogen Idec, and (ii) except as would not reasonably be expected to have a Material Adverse Change or a Royalty Adverse Effect, is enforceable against Perrigo and Biogen Idec in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and principles of public policy.

(d) Perrigo is not in material breach or violation of or in default under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents   Since December 18, 2013, neither Perrigo nor any of its Affiliates has received any written notice from any third party, including Biogen Idec, challenging the legality, validity or enforceability of the Original Asset Purchase Agreement or any obligation of Biogen Idec to pay the Contingent Payments thereunder.

(e) In each case, since December 18, 2013, (i) Perrigo has not consented to an assignment by Biogen Idec of any of Biogen Idec's rights or obligations under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, and to the Knowledge of Perrigo, Biogen Idec has not made any such assignment; (ii)  except as contemplated by Section 2.1(a) and Section 2.1(d), Perrigo has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Liens (including any Liens for Taxes) on the Assigned Interests (other than any Liens arising under any of the Transaction Documents); (iii)  Perrigo has not waived any rights under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents in a manner that affects the Assigned Interests, nor has it released Biogen Idec, in whole or in part, form any of its obligations under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents in a manner that affects the Assigned Interests; and (iv)  Perrigo has not agreed to or received from Biogen Idec any proposal, and has not made any proposal to Biogen Idec, to amend or waive any provision of the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents.

(f) Since December 18, 2013, Perrigo has not given Biogen Idec, nor has it received from Biogen Idec, any notice of termination with respect to the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, nor has Perrigo received any notice from Biogen Idec expressing an intention or desire to terminate the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents.  Since December 18, 2013, no event has occurred that would give Biogen Idec, or to the Knowledge of Perrigo, Perrigo, a right to terminate the Original Asset Purchase Agreement.

(g) Since December 18, 2013, Perrigo has received from Biogen Idec all amounts specified in the row captioned "Contingent Payment" in each final report delivered to Perrigo pursuant to Section 4.5(a)(ii) of the Original Asset Purchase Agreement, copies of which are included within Annex B to the Perrigo Disclosure Schedule.  To the Knowledge of Perrigo, it has received all amounts owed to it under the Original Asset Purchase Agreement.

(h) Since December 18, 2013, Perrigo has not, and Biogen Idec has not provided written notice to Perrigo stating that Biogen Idec believes Perrigo has, breached, violated or defaulted under any provision of the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, and, to the Knowledge of Perrigo, Biogen Idec has not breached, violated or defaulted under any provision of the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents (except, in each case, for immaterial breaches, violations or defaults).  There is no event or circumstance that, upon notice or the passage of time or both, would constitute or give rise to any material breach, violation or default  under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents by Perrigo, or, the Knowledge of Perrigo, Biogen Idec.  Since December 18, 2013, Perrigo has not received any written notice of any dispute from, or given any written notice of any dispute to, Biogen Idec pursuant to the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents.

(i) Since December 18, 2013, the Contingent Payments have not been and, to the Knowledge of Perrigo, are not, as of the date hereof, subject to any claims by Biogen Idec pursuant to any right of Set-off, counterclaim, credit, reduction, or deduction, including pursuant to Sections 4.2(f), 4.2(h), 4.3(a), 4.3(b), 4.4(c), 4.4(e), 4.5(b), 4.10(b) and 12.4 of the Original Asset Purchase Agreement or otherwise.  Biogen has not given Perrigo any notice of any event or condition that would entitle Biogen Idec under the Original Asset Purchase Agreement to Set-off, credit against, reduce or deduct any amounts from the Contingent Payments, including pursuant to Sections 4.2(f), 4.2(h), 4.3(a), or 4.3(b) of the Original Asset Purchase Agreement or otherwise.  Since December 18, 2013, Perrigo has not received any notice from Biogen Idec expressing an intention by Biogen Idec to Set-off, credit against, reduce or deduct any amounts from the Contingent Payments because of any amount owed or claimed owed from Perrigo to Biogen Idec.

(j) To the Knowledge of Perrigo, there are no third party patents that would provide a basis for a reduction in the Contingent Payments pursuant to Section 4.2(f) of the Original Asset Purchase Agreement.

(k) There are no compulsory licenses granted or, to the Knowledge of Perrigo, threatened to be granted with respect to the intellectual property rights necessary to make, have made, use, market, sell, distribute, export, import, offer for sale, or have sold, distributed or imported the Licensed Products.

(l) Since December 18, 2013, no TYSABRI Transactions (as defined in the Original Asset Purchase Agreement) have occurred, and none of Biogen Idec nor any of its Affiliates have notified Perrigo or its Affiliates of any proposed TYSABRI Transactions to be consummated after the date hereof.    To the Knowledge of Perrigo, no TYSABRI Transactions (as defined in the Original Asset Purchase Agreement) have occurred prior to December 18, 2013.

(m) Since December 18, 2013, Perrigo has not given any notice to Biogen Idec of any claims for indemnification under the Original Asset Purchase Agreement and Perrigo has not received any notice from Biogen Idec of any claims for indemnification under the Original Asset Purchase Agreement, other than in respect of Product Liability Claims included in Section 3.11(m) of the Perrigo Disclosure Schedule.

(n) Since December 18, 2013, Biogen Idec has not delivered any Exclusion Notice (as such term is defined in the Original Asset Purchase Agreement) under Section 3.4(d) of the Original Asset Purchase Agreement.

(o) Since December 18, 2013, Perrigo has not exercised its rights under Section 4.5 of the Original Asset Purchase Agreement to audit Biogen Idec.

Section 3.12  Perfection Matters.  Perrigo's exact legal name is, and since April 18, 2016 has been, Perrigo Pharma International Designated Activity Company, and its registered office is, and for the preceding 5 years, has been Treasury Building, Grand Canal Street Lower, Dublin 2, Ireland.  Perrigo's jurisdiction of incorporation is, and for the preceding 22 years since incorporation has been, Ireland.  For the preceding 22 years since incorporation, Perrigo has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except, in each case, when it was the surviving or resulting entity.

Section 3.13  Tax Matters.  No deduction or withholding for or on account of any Tax has been made from any Contingent Payment paid to Perrigo since the date on which Perrigo was acquired by Perrigo Company plc and, to the Knowledge of Perrigo, no withholding for or on account of any Tax has been made from any Contingent Payment paid to Perrigo prior to such date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Perrigo as of the date hereof as follows:

Section 4.1  Organization.  Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to pay the Purchase Price, to satisfy its other obligations under this Purchase and Sale Agreement and to receive the Contingent Payments. Buyer is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not be reasonably expected to result, directly or indirectly, in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Purchase and Sale Agreement or the legality, validity or enforceability of the Transaction Documents).

Section 4.2  No Conflicts.  The execution and delivery by Buyer of any of the Transaction Documents, the performance by Buyer of the obligations contemplated hereby or thereby or the consummation by Buyer of the transactions contemplated hereby or thereby will not:  contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance required by, in any respect, (i) any term or provision of the organizational documents of Buyer or (ii) except as would not prevent or delay Buyer's ability to consummate the transactions contemplated hereby, any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates or any of their assets or properties is bound or committed.

Section 4.3  Authorization.  Buyer has all necessary power and authority to execute and deliver the Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of each of the Transaction Documents and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by Buyer.  Each Transaction Document has been duly executed and delivered by Buyer and, when duly executed and delivered by all of the parties thereto other than Buyer, each Transaction Document shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles and principles of public policy.

Section 4.4  Governmental and Third Party Authorizations.  Except for (i) the execution and delivery to Perrigo of the Assignment and Assumption Agreement, (ii) filings pursuant to rules or regulations promulgated by any Buyer Stock Exchange, (iii) filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (iv) filing of the UCC financing statements and (v) obtaining the Credit Agreement Consent, the execution and delivery by Buyer of the Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of any of the transactions contemplated hereunder and thereunder (including the purchase, acquisition, acceptance and assumption of the Assigned Interests by Buyer) do not require any consent, approval, order, authorization or declaration from, action or registration by or filing with any Governmental Authority or any other Person.

Section 4.5  No Litigation.  There is no (a) action, suit, arbitration proceeding, claim, demand or other proceeding by or before a Governmental Authority pending or, to the knowledge of Buyer, threatened by or against Buyer or any of its Affiliates or (b) to the knowledge of Buyer, inquiry or investigation by or before a Governmental Authority pending or threatened against Buyer or any of its Affiliates, that, in each case, seeks to, or would reasonably be expected to, (i) prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents or (ii) adversely affect the ability of Buyer to perform its obligations under any of the Transaction Documents or included within the Assigned Interests.

Section 4.6  Access to Information.  Buyer acknowledges that it has (a) reviewed the Transaction Documents, the Original Asset Purchase Agreement and the Original Asset Purchase Agreement Ancillary Documents and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of Perrigo concerning the Transaction Documents, the Assigned Interests and the Original Asset Purchase Agreement, as it deemed necessary to make an informed decision to purchase, accept, assume and agree to comply with the Assigned Interests in accordance with the terms of this Purchase and Sale Agreement.  Buyer confirms it has made an independent investigation, analysis and evaluation of the Assigned Interests.  Buyer has knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and is capable of evaluating the merits and risks of purchasing, acquiring, accepting and assuming the Assigned Interests in accordance with the terms of this Purchase and Sale Agreement.  Buyer understands that the acquisition of the Assigned Interests is a speculative investment and involves substantial risks and that Buyer may not receive any payments pursuant to the Assigned Interests.  Further, Buyer has carefully considered the risks related to acquiring the Assigned Interests and has taken full cognizance of and understands all of the risks related to the Transaction Documents and the Original Asset Purchase Agreement and the transactions contemplated hereby and thereby, including, without limitation, Buyer's acquisition of the Assigned Interests. Buyer has retained and relied upon appropriate professional advice regarding the investment, Tax and legal merits and consequences of the foregoing, including, without limitation, acquiring and owning the Assigned Interests to the extent appropriate.  Buyer has the ability to bear the economic risks associated with its acquisition of the Assigned Interests.

Section 4.7  No Intent to Re-Transfer.  Buyer is acquiring the Assigned Interests for its own use and account, not as a nominee or agent, for investment purposes and not with a view towards any resale or distribution.  Buyer will not sell, assign or transfer the Assigned Interests at any time in violation of Applicable Law.

Section 4.8  Funds Available.  Buyer has sufficient funds available to consummate all of the transactions contemplated by any of the Transaction Documents and pay the Purchase Price and all other cash amounts required to be paid in connection with the transactions contemplated by the Transaction Documents, and, when so required to pay or otherwise perform, as applicable, Buyer will be able to pay or otherwise perform the obligations of Buyer or any of its Affiliates under the Transaction Documents (including the payment at Closing of the Closing Purchase Price Payment and all other cash amounts required to paid at or in connection with the Closing).  Buyer acknowledges and agrees that its obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.

Section 4.9  Lien Priority.  Buyer hereby acknowledges and agrees that, subject to obtaining the Credit Agreement Consent and except in the event that the transfer contemplated by this Purchase and Sale Agreement becomes subject to a Recharacterization, the Security Interest is and shall at all times be prior to any other Lien on any of the Assigned Interests.

Section 4.10  No Brokers' Fees.  No broker, finder or investment banker is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by any of the Transaction Documents.

Section 4.11  UCC Matters.  Buyer's exact legal name is, and for the preceding five years has been RPI Finance Trust.  Buyer's jurisdiction of organization is Delaware, and for the preceding five years has been, Delaware.  For the preceding five years, Buyer has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case, when it was the surviving or resulting entity.

Section 4.12  Place of Establishment.  Buyer is established outside of the European Union for VAT purposes.

Section 4.13  No Other Representations or Warranties.  Buyer acknowledges and agrees that, except for the representations and warranties contained in Article III as qualified by information contained in the Perrigo Disclosure Schedule, neither Perrigo nor any other Person on behalf of Perrigo has made or makes, and Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to Perrigo (or any of its Affiliates), Biogen Idec (or any of its Affiliates), TYSABRI, TYSABRI Liabilities, the TYSABRI Business, the TYSABRI Intellectual Property, the JCV Assay Intellectual Property or the Assigned Interests or any matter relating to any of them, including, as applicable, their respective businesses, affairs, assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any information provided or made available to Buyer by or on behalf of Perrigo, and any such representations or warranties are expressly disclaimed.  Buyer acknowledges and agrees that, except for the representations and warranties made in Section 3.7, neither Perrigo nor any other Person has made or makes, and Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Buyer or any of its representatives of potential future payments in respect of the Contingent Payment Interest, future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of, Perrigo (or any of its Affiliates), Biogen Idec (or any of its Affiliates), TYSABRI, TYSABRI

Liabilities, the TYSABRI Business, the TYSABRI Intellectual Property, the JCV Assay Intellectual Property or the Assigned Interests (including with respect to the reasonableness of any assumptions and the accuracy of any data underlying any of the foregoing), either before or after the date hereof, whether or not included in any report or presentation furnished to Buyer, its Affiliates or any of their respective representatives, any communication made to Buyer, its Affiliates or any of their respective representatives, or in any other information provided or made available to Buyer, its Affiliates or any of their respective representatives or any other Person, and that any such representations or warranties are expressly disclaimed.
ARTICLE V
COVENANTS
The Parties covenant and agree as follows:

Section 5.1  Books and Records of Perrigo; Notices.

(a) After receipt by Perrigo of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to any Transaction Document, the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, Perrigo shall (i) promptly (but in no event more than five Business Days following receipt by Perrigo) inform Buyer in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, promptly (but in no event more than five Business Days following receipt by Perrigo) furnish Buyer with a copy of such notice and any related materials with respect thereto.

(b) Perrigo shall keep and maintain, or cause to be kept and maintained, at all times books and records adequate to reflect accurately all financial information it has received from Biogen Idec with respect to the Assigned Interests; provided that Perrigo shall be entitled to assume the accuracy of and rely upon all financial information it has received from Biogen Idec with respect to the Assigned Interests.

(c) Promptly after receipt by Perrigo (but in no event more than five Business Days following receipt by Perrigo) of any communications relating to the Assigned Interests, the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, Perrigo shall (i) inform Buyer in writing of such receipt and (ii) furnish Buyer with a copy of such communication, report or information.  To the extent Perrigo receives any communication from Biogen Idec that is required to be provided to Buyer by Biogen Idec pursuant to the Assignment and Assumption Agreement, Perrigo will promptly (but in no event more than two Business Days following Perrigo's receipt thereof), furnish such communication to Buyer.

(d) Perrigo shall (A) notify Buyer in writing not less than 30 days prior to any change in, or amendment or alteration of, Perrigo's (i) legal name, (ii) form or type of organizational structure, or (iii) jurisdiction of incorporation and (B) indemnify and hold harmless the Buyer Indemnified Parties from any Taxes imposed on them as a result of any of the actions described in the foregoing clauses (i), (ii) or (iii).

(e) Perrigo shall make available any information received from Biogen Idec that Buyer may, from time to time, reasonably request to the extent such information is reasonably necessary to permit Buyer to exercise any rights or comply with any obligations included within the Assigned Interests.

(f) Perrigo shall provide Buyer with written notice as promptly as practicable (and, in any event, within five Business Days) after becoming aware of the occurrence of a Bankruptcy Event in respect of Perrigo.

Section 5.2  Books and Records of Buyer; Notices.

(a) After receipt by Buyer of notice (other than from Perrigo) of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to any Transaction Document, the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, Buyer shall (i) promptly (but in no event more than five Business Days following receipt by Buyer) inform Perrigo in writing of the receipt of such notice and the substance thereof and (ii) if such notice is in writing, promptly (but in no event more than five Business Days following receipt by Buyer) furnish Perrigo with a copy of such notice and any related materials with respect thereto.

(b) Buyer shall keep and maintain, or cause to be kept and maintained, at all times books and records adequate to reflect accurately all financial information it has received from Biogen Idec with respect to the Assigned Interests; provided that Buyer shall be entitled to assume the accuracy of and rely upon all financial information it has received from Biogen Idec with respect to the Assigned Interests.

(c) Promptly after receipt by Buyer (but in no event more than five Business Days following receipt by Buyer) of any material communications relating to the Retained Interests, Buyer shall (i) inform Perrigo in writing of such receipt and (ii) furnish Perrigo with a copy of such material communication.

(d) Buyer shall make available any information received from Biogen Idec that Perrigo may, from time to time, reasonably request to the extent such information is reasonably necessary to permit Perrigo to exercise any rights or comply with any obligations included within the Retained Interests or to permit Perrigo to determine whether the Milestone Thresholds have been satisfied.

(e) Until Buyer has fully satisfied its obligations pursuant to Section 2.2 hereof to pay (or cause to be paid) to Perrigo, or Perrigo's designees, the Milestone Payments, Buyer shall (A)  notify Perrigo in writing not less than 30 days prior to any change in, or amendment or alteration of, Buyer's (i) legal name, (ii) form or type of organizational structure, or (iii) jurisdiction of organization, and (B) indemnify and hold harmless the Perrigo Indemnified Parties from any Taxes imposed on the them as a result of any of the actions described in the foregoing clauses (i), (ii) or (iii).

(f) Buyer shall provide Perrigo with written notice as promptly as practicable (and, in any event, within five Business Days) after becoming aware of the occurrence of a Bankruptcy Event in respect of Buyer.

Section 5.3  Confidentiality.

(a) Except as otherwise provided in this Section 5.3 or with the Disclosing Party's prior written consent, all Confidential Information of the Disclosing Party, as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document, shall be kept confidential by the Receiving Party and its Affiliates and shall be used by the Receiving Party and its Affiliates only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to its directors, employees, equity holders, managers, officers, agents, advisors, accountants, lawyers, investment bankers, other representatives, and actual and potential lenders, syndication partners, and investors; provided that such Person(s) shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to customary and reasonable obligations or restrictions of confidentiality.  The foregoing obligations shall expire two years following termination of the Original Asset Purchase Agreement.  Notwithstanding anything herein to the contrary, nothing in this Section 5.3 shall be construed to restrict Receiving Party from (i) including disclosure of the Purchase Price (or any component thereof) and the amount and nature of the Assigned Interests in the footnotes to Receiving Party's financial statements, to the extent so required by Receiving Party's independent accountants, or including comparable disclosure in Receiving Party's unaudited quarterly financial statements, or (ii) providing copies of such audited annual and unaudited quarterly financial statements or other Confidential Information to Receiving Party's directors, employees, equity holders, direct or indirect beneficial owners, managers, officers, agents, advisors, accountants, lawyers, investment bankers, other representatives, and actual and potential lenders, syndication partners, and investors or any of such Person's agents or advisors, so long as such Persons have agreed to be bound by the provisions of this Section 5.3 or are otherwise subject to reasonable restrictions of confidentiality.

(b) In the event that the Receiving Party or any of its Affiliates or any of their respective representatives is requested or required by Applicable Law (or the applicable rules of Buyer Stock Exchange or Seller Stock Exchange) or legal or judicial process to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement to the extent not prohibited by Applicable Law so that the Disclosing Party may if it so desires in its sole discretion, and at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.3, and the Receiving Party shall use its reasonable best efforts to consult and cooperate with the Disclosing Party to the extent permitted by Applicable Law with respect to taking steps to resist or narrow the scope of such request or requirement.  If, in the absence of a protective order or other remedy or the receipt of the Disclosing Party's written waiver, the Receiving Party or any of its Affiliates or any of its or their respective representatives are nonetheless, after consultation with legal counsel, legally required to disclose Confidential Information, the Receiving Party or the applicable Affiliate or representatives may disclose only that portion of the Confidential Information which the Receiving Party or such Affiliate or representative is legally required to disclose, provided that the Receiving Party use its reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c) Disclosing Party agrees that Receiving Party may, after execution of this Purchase and Sale Agreement, make a public announcement of the transactions contemplated by the Transaction Documents, subject to Disclosing Party having a reasonable prior opportunity to review such public announcement, and the form and content of such announcement being reasonably acceptable to Disclosing Party.  Thereafter, Receiving Party may make future public announcements consistent with any such previously approved announcement.

(d) Notwithstanding anything to the contrary contained in this Purchase and Sale Agreement, following the Closing, Perrigo shall keep confidential and not furnish or disclose to any third party, or use for any purpose, any Confidential Information directly related to the Assigned Interests, TYSABRI or the TYSABRI Business; provided,  however, that Perrigo may disclose such Confidential Information, as well as the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document, pursuant to, and in compliance with, Sections 5.3(a) and (b), as if Perrigo was the "Receiving Party" and Buyer was the "Disclosing Party" with respect to such Confidential Information.  For the avoidance of doubt,  either Party may, subject to Section 5.3(b), file this Purchase and Sale Agreement with the SEC and either Party may discuss the terms, conditions and provisions of the Transaction Documents with investors, employees, press and third parties as such Party reasonably determines to be useful in operating its businesses.

Section 5.4  Further Assurances.

(a) Subject to the terms and conditions of this Purchase and Sale Agreement, each of Perrigo, Parent and Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, in accordance with Applicable Law, to consummate the transactions contemplated by the Transaction Documents, including to obtain the Credit Agreement Consent (including the payment of any consent fee to its lenders under the Existing Credit Agreement in connection therewith), to perfect the sale and assignment of the Assigned Interests to Buyer pursuant to this Purchase and Sale Agreement, to cause the Security Interest once granted to at all times to be prior to any other Lien on any of the Assigned Interests and all Proceeds thereof and to enable Buyer and Perrigo, as applicable, to exercise their respective rights hereunder and under the Assigned Interests.  Buyer and Perrigo agree to execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be reasonably necessary or desirable, or reasonably requested by the other Party, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which Perrigo or Buyer, as applicable, is a party, and to perfect, protect, more fully evidence, vest and maintain in Buyer good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens (other than those Liens created by any of the Transaction Documents) and to enable Buyer and Perrigo, as applicable, to exercise its respective rights hereunder and under the Assigned Interests.  Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, in accordance with Applicable Law, to cause the Purchase Price to be paid when due in accordance with the terms of this Purchase and Sale Agreement.

(b) Each party hereto shall cooperate and provide assistance as reasonably requested by the other Party, in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, equity holders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to the Original Asset Purchase Agreement, Original Asset Purchase Agreement Ancillary Documents, the Assigned Interests, the Retained Interests, any Transaction Document or the transactions described herein or therein but in all cases excluding any litigation brought by Perrigo or any of its Affiliates against Buyer or any of its Affiliates or brought by Buyer or any of its Affiliates against Perrigo or any of its Affiliates.

Section 5.5  Wrong Pocket Provisions; Late Payments.

(a) If Perrigo or any of its Affiliates receives any payment from Biogen Idec in respect of Contingent Payment Interest, then (i) the portion of such payment that is in respect of Contingent Payment Interest shall be held by Perrigo (or such Affiliate) in trust for the benefit of Buyer in a segregated account, (ii) Perrigo (or such Affiliate) shall have no right, title or interest whatsoever in the portion of such payment that is in respect of Contingent Payment Interest solely by virtue of Perrigo's (or such Affiliate's) receipt thereof and shall not create or suffer to exist any Lien thereon solely by virtue of Perrigo's (or such Affiliate's) receipt thereof, and (iii) Perrigo (or such Affiliate) promptly, and, in any event, no later than 10 Business Days following the receipt by Perrigo (or such Affiliate) of such payment, shall remit to Buyer the portion of such payment that was made in respect of Contingent Payment Interest in the form received with all necessary endorsements.  For the avoidance of doubt, if Perrigo receives any amounts included in Section 5.5(a) of the Perrigo Disclosure Schedule from Biogen Idec, Perrigo shall remit such amount to Buyer in accordance with this Section 5.5(a).

(b) If Buyer or any of its Affiliates receives any payment from Biogen Idec in respect of the Retained Interests (including, for the avoidance of doubt, any payment or portion thereof relating to any period prior to the Effective Date and contemplated to be paid to Perrigo by the Original Asset Purchase Agreement or due to Perrigo under the Original Asset Purchase Agreement) (a "Retained Interests Payment"), then (i) such Retained Interests Payment shall be held by Buyer (or such Affiliate) in trust for the benefit of Perrigo in a segregated account, (ii) Buyer (or such Affiliate) shall have no right, title or interest whatsoever in such Retained Interests Payment solely by virtue of Buyer's (or such Affiliate's) receipt thereof and shall not create or suffer to exist any Lien thereon solely by virtue of Buyer's (or such Affiliate's) receipt thereof, and (iii) Buyer (or such Affiliate) promptly, and in any event no later than 10 Business Days following the receipt by Buyer (or such Affiliate) of such Retained Interests Payment, shall remit to Perrigo such Retained Interests Payment in the form received with all necessary endorsements.  For the avoidance of doubt, if Buyer receives any amounts included in Section 5.5(b) of the Perrigo Disclosure Schedule from Biogen Idec, Buyer shall remit such amount to Perrigo in accordance with this Section 5.5(b).

(c) If Perrigo or any of its Affiliates is (i) requested or required to perform any obligation, whether under the Original Asset Purchase Agreement or otherwise, or (ii) incurs or may incur any liability, in each case related to TYSABRI ((i) and (ii) collectively, "TYSABRI Liabilities"), Buyer shall cooperate fully and undertake to share any information reasonably necessary to facilitate Perrigo's or such Affiliate's performance of any such obligation or discharge of any such liability; provided, however, that Buyer shall not have any obligation to provide information to Perrigo pursuant to this Section 5.5(c) to the extent that such information is (x) known to Perrigo or readily available publicly or (y) is not known to Buyer and cannot be obtained by Buyer, including, for the avoidance of doubt, through the exercise of any contractual rights of Buyer or any of its Affiliates.

(d) Perrigo shall make all payments due pursuant to Section 5.5(a) by wire transfer of immediately available funds, without Set-off, to an account designated by Buyer in writing.

(e) Buyer shall make all payments pursuant to Section 5.5(b) by wire transfer of immediately available funds, without Set-off, to the account set forth in Section 2.2 of the Perrigo Disclosure Schedule or such other account designated by Perrigo in writing.

Section 5.6  Late Payments.  If (i) an amount payable under this Purchase and Sale Agreement shall be overdue for 10 Business Days and (ii) the Party obligated to make such payment is notified thereof in writing by the other Party, then the Party obligated to make such payment shall additionally pay to the Party to whom such payment is owed interest on the payment (or portion thereof, as applicable) outstanding from the date such payment was due at the rate of two percent (2%) over the prime rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto; provided, however, that if such interest rate shall be in excess of that allowed by applicable law, then the highest rate permitted by law shall apply.  The payment of such interest shall not prevent the Party to whom such payment is made from exercising any other rights it may have as a consequence of the lateness of any payment.

Section 5.7  Original Asset Purchase Agreement.

(a) Each of Perrigo and its Affiliates shall not, nor agree to, without the prior written consent of Buyer, assign (other than in accordance with Section 9.3), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, the Original Asset Purchase Agreement, any of the Original Asset Purchase Agreement Ancillary Documents or the Assignment and Assumption Agreement (including, in any case, any rights or obligations constituting the Retained Interests), in a manner that could affect the Assigned Interests or Buyer's rights under any Transaction Document.  Perrigo shall provide Buyer with a true, correct and complete fully-executed copy of any such amendment, modification, supplement, restatement or waiver or cancellation or termination agreement promptly, and in any event within three Business Days, after execution thereof by Perrigo or its Affiliates, as applicable, and, if Biogen Idec is a party thereto, Biogen Idec.

(b) Each of Buyer and its Affiliates shall not, nor agree to, without the prior written consent of Perrigo, assign (other than in accordance with Section 9.3), amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, any rights or obligations constituting the Assigned Interests in a manner that could affect the Retained Interests, Milestone Payments or Perrigo's rights under any Transaction Document.

(c) Except as, and to the extent, directed by Buyer pursuant to the terms of this Purchase and Sale Agreement, Perrigo shall comply with the obligations contained within the Retained Interests and its obligations under the Assignment and Assumption Agreement and the Original Asset Purchase Agreement Ancillary Documents and shall not take any action or forego any action that would reasonably be expected to constitute a material breach thereof; provided, however, any non-payment of amounts due under Article 12 of the Original Asset Purchase Agreement that are, by this Purchase and Sale Agreement the responsibility of Buyer and not of Perrigo shall, in each case, not be subject the first sentence of this Section 5.7(c).  Promptly, and in any event within three Business Days, after receipt of any (written or oral) notice from Biogen Idec of an alleged breach by Perrigo under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents, Perrigo shall give written notice thereof to the Buyer, including by delivering to Buyer a copy of any such written notice.  Perrigo shall use its reasonable best efforts, including as reasonably instructed by Buyer, to cure any breaches by it under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents (other than for any such breach described in the proviso above) and shall notify  Buyer upon curing any such breach.

(d) Buyer shall comply with the obligations contained within the Assigned Interests and its obligations under the Assignment and Assumption Agreement, and shall not take any action or forego any action that would reasonably be expected to constitute a material breach of any such obligations.  Promptly, and in any event within three  Business Days, after receipt of any (written or oral) notice from Biogen Idec of an alleged breach by Buyer of any such obligations described in the foregoing sentence, Buyer shall give written notice thereof to the Perrigo, including delivering to Perrigo a copy of any such written notice.  Buyer shall use its reasonable best efforts, including as reasonably instructed by Perrigo, to cure any breaches by it under the Original Asset Purchase Agreement or the Assignment and Assumption Agreement and shall notify Perrigo upon curing any such breach.

(e) Upon the written request of Buyer and at Buyer's sole cost and expense, Perrigo shall exercise Perrigo's rights under Section 4.5(c) of the Original Asset Purchase Agreement on Buyer's behalf, including by designating the person of Buyer's choosing either (in Perrigo's discretion) (i) as the designee of Perrigo's chief financial officer or (ii) to accompany the designee of Perrigo's chief financial officer for the purposes of Section 4.5(c) of the Original Asset Purchase Agreement.

(f) Without limiting any other notice obligation of Perrigo under this Purchase and Sale Agreement, Perrigo shall promptly (and in any event within five Business Days) after receiving any notice of any Third Party Infringement Claim provide a copy of such notice to Buyer.  If such Third Party Infringement Claim would reasonably be expected to constitute, in whole or in part, an Assigned Interests Third Party Infringement Claim, Perrigo shall consult with the Buyer regarding (i) such Third Party Infringement Claim, and (ii) exercising any right to consult with Biogen Idec in respect thereof or assuming control of the defense thereof.  If requested in writing by Buyer, Perrigo shall exercise such rights and remedies relating to such Third Party Infringement Claim as shall be available to Perrigo, whether under the Original Asset Purchase Agreement, any of the Original Asset Purchase Agreement Ancillary Documents or by operation of law, solely as reasonably instructed by Buyer and, if requested by Buyer, Perrigo shall employ such counsel as Buyer shall recommend for such purpose (so long as such counsel is reasonably acceptable to Perrigo) and Perrigo shall instruct such counsel to provide the same information to Buyer as such counsel provides to Perrigo, contemporaneously and in the manner consistent with its provision to Perrigo.  In addition, Buyer shall have the right, but not the obligation, to make payments to Biogen Idec, on behalf of Perrigo, under Section 12.2(d) of the Original Asset Purchase Agreement in respect of such Third Party Infringement Claim.  All costs and expenses (including attorneys' fees and expenses) of any enforcement pursuant to this Section 5.7(f) undertaken at Buyer's request shall be borne by Buyer.  Nothing contained herein shall limit Buyer or Perrigo from retaining, at its expense, separate outside counsel.

Section 5.8  No Termination or Challenges.  Without the prior written consent of Buyer, such consent to be at the sole discretion of Buyer, (i) Perrigo shall not exercise its right pursuant to Section 12 of the Assignment and Assumption Agreement to terminate the Assignment and Assumption Agreement; or (ii) initiate or commence a Challenge.

Section 5.9   Enforcement of Original Asset Purchase Agreement.

(a) Notice of Breaches by Biogen Idec by Perrigo.  Promptly (and in any event within five Business Days) after Perrigo becomes aware of, or comes to believe in good faith that there has been, a material breach of the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents by Biogen Idec, Perrigo shall provide written notice of such breach to Buyer.  If such breach primarily affects the Assigned Interests and does not substantially affect the Retained Interests (and Perrigo has a right to enforce the provision breached by Biogen Idec), Perrigo shall, promptly (and in any event within two Business Days) comply with Buyer's reasonable instructions as to whether to transmit to Biogen Idec any written notice of breach or alleged breach of the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents and, regardless of its rights to enforce such provision of the Original Asset Purchase Agreement, Perrigo shall not deliver any such notice to Biogen Idec absent an instruction from Buyer to do so.

(b) Enforcement of Original Asset Purchase Agreement by Perrigo on behalf of Buyer.  In the case of any breach by Biogen Idec referred to in the second sentence of Section 5.9(a), Perrigo shall consult with Buyer regarding the timing, manner and conduct of any enforcement by Perrigo of Biogen Idec's obligations under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents.  If requested in writing by Buyer, Perrigo shall, within five Business Days after receipt of such request, exercise such rights and remedies relating to such breach as were not assigned to Buyer, whether under the Original Asset Purchase Agreement, any of the Original Asset Purchase Agreement Ancillary Documents or by operation of law, as reasonably instructed by Buyer and, if requested by Buyer, Perrigo shall employ such counsel as Buyer shall recommend for such purpose (so long as such counsel is reasonably acceptable to Perrigo) and Perrigo shall instruct such counsel to provide the same information to Buyer as such counsel provides to Perrigo, contemporaneously and in the manner consistent with its provision to Perrigo.  Nothing contained herein shall limit Buyer from retaining, at its expense, separate outside counsel.

(c) Notice of Breaches by Biogen Idec by Buyer.  Promptly (and in any event within five  Business Days) after Buyer becomes aware of, or comes to believe in good faith that there has been, a material breach of the Original

Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents by Biogen Idec, Buyer shall provide written notice of such breach to Perrigo.  If  such breach primarily affects the Retained Interests and does not substantially affect the Assigned Interests (and Buyer has a right to enforce the provision breached by Biogen Idec), Buyer shall, promptly (and in any event within two Business Days) comply with Perrigo's reasonable instructions as to whether to transmit to Biogen Idec any written notice of breach or alleged breach of the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents and, regardless of its rights to enforce such provision of the Original Asset Purchase Agreement, Buyer shall not deliver any such notice to Biogen Idec absent an instruction from Perrigo to do so.

(d) Enforcement of Original Asset Purchase Agreement by Buyer on behalf of Perrigo.  In the case of any breach by Biogen Idec referred to in the second sentence of Section 5.9(c), Buyer shall consult with Perrigo regarding the timing, manner and conduct of any enforcement by Buyer of Biogen Idec's obligations under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents.  If requested in writing by Perrigo, Buyer shall, within five Business Days after receipt of such request, exercise such rights and remedies relating to such breach as were assigned to Buyer, whether under the Original Asset Purchase Agreement, any of the Original Asset Purchase Agreement Ancillary Documents or by operation of law, as reasonably instructed by Perrigo and, if requested by Perrigo, Buyer shall employ such counsel as Perrigo shall recommend for such purpose (so long as such counsel is reasonably acceptable to Buyer) and Buyer shall instruct such counsel to provide the same information to Perrigo as such counsel provides to Buyer, contemporaneously and in the manner consistent with its provision to Buyer.  Nothing contained herein shall limit Perrigo from retaining, at its expense, separate outside counsel.

(e) Mutual Enforcement of the Original Asset Purchase Agreement.  If the breach by Biogen Idec referred to in the first sentence of Section 5.9(a) or Section 5.9(c) affects both the Assigned Interests and the Retained Interests substantially, Perrigo and Buyer shall consult with each other regarding the timing, manner and conduct of any joint enforcement of Biogen Idec's obligations under the Original Asset Purchase Agreement or any of the Original Asset Purchase Agreement Ancillary Documents; provided, however, that if requested in writing by the Party whose interests are affected to a greater extent (the "Requesting Party"), the other Party shall, within five Business Days after receipt of such request, exercise such rights and remedies relating to such breach as were not assigned to or retained by, as applicable, the Requesting Party, whether under the Original Asset Purchase Agreement, any of the Original Asset Purchase Agreement Ancillary Documents or by operation of law, as reasonably instructed by the Requesting Party, and if requested, the other Party shall employ such counsel as the Requesting Party shall recommend for such purpose (so long as such counsel is reasonably acceptable to the other Party) and the other Party shall instruct such counsel to provide the same information to the Requesting Party as such counsel provides to the other Party, contemporaneously and in the manner consistent with its provision to the other Party; provided, further, that the other Party shall not be obligated to exercise such rights and remedies (or retain such counsel) if the Requesting Party does not agree to indemnify the other Party in full for its Losses related to the exercise of such rights and remedies as requested.

(f) Allocation of Costs of Enforcement.  All costs and expenses (including attorneys' fees and expenses) of any enforcement pursuant to Section 5.9(b) undertaken at Buyer's request shall be borne by Buyer.  All costs and expenses (including attorneys' fees and expenses) of any enforcement pursuant to Section 5.9(d) undertaken at Perrigo's request shall be borne by Perrigo. Nothing in this Section 5.9 shall diminish or qualify either Party's obligations under Section 8.1 or Section 8.2, as applicable.

ARTICLE VI
TAX MATTERS

   Section 6.1  Withholding Matters.  Any payments required to be made pursuant to this Purchase and Sale Agreement (the "Payments") shall be made without any deduction or withholding for or on account of any Tax, except to the extent otherwise required by Applicable Law; provided that (1) if Perrigo provides Buyer with a properly completed and executed Internal Revenue Service ("IRS") Form W-8BEN-E, Buyer acknowledges and agrees that Buyer shall not withhold or deduct any amount from the Purchase Price for or on account of any U.S. Federal Tax, provided that in the event that withholding tax was required under Applicable Law, Perrigo shall indemnify and hold harmless Buyer from any Loss incurred by Buyer in respect of such withholding tax and (2) reasonably in advance of any withholding or deduction by Buyer of any other Taxes from the Purchase Price in accordance with the provisions of this Section 6.1, Buyer shall use reasonable best efforts to provide Perrigo with written notice of Buyer's intention to make such withholding or deduction and a description of the Applicable Law under which Buyer believes it is obligated to make such withholding or deduction, and shall in good faith cooperate with and provide reasonable assistance to Perrigo in obtaining a reduction of or exemption from such withholding or deduction.  In the event Buyer is entitled to a refund or credit of Taxes withheld from the Purchase Price or for which it was indemnified by Perrigo, it shall pursue such refund or credit at Perrigo's sole cost and expense and pay over to Perrigo any refund or credit obtained, provided that in no event shall Buyer be required to pay over any such refund or credit, the payment of which would place Buyer in a less favorable net after-Tax position than the Buyer would have been in if the amount withheld by Buyer or for which it was indemnified by Perrigo and giving rise to such refund had not been withheld or indemnified.

  Section 6.2    VAT.  Given the respective representations and warranties made by the Parties herein, the Parties acknowledge and agree (i) that the Sale is expected to fall outside the scope of VAT; (ii) that no VAT liability is expected to be chargeable in respect of the payment of the Purchase Price; and (iii) to treat the Sale in accordance with (i) and (ii) hereof for reporting purposes.

  Section 6.3    Transfer Taxes.

(a) The Parties acknowledge and agree that (i) no Irish stamp duty is expected to arise in respect of the Transaction Documents; and (ii) no Irish stamp duty filing is expected to be made in respect of the Transaction Documents.

(b) The Parties covenant and agree as follows: (i) Buyer shall not execute any of the Transaction Documents (or other documents referred to in Section 7) in Ireland; and (ii) Perrigo shall not execute any of the Transaction Documents (or other documents referred to in Section 7, except for the Form C1 referred to in Section 7.2(e)) in Ireland.

(c) If, notwithstanding the expectation of the Parties, it is determined that a charge to Irish stamp duty (including any interest, surcharge or penalty) arises in connection with any of the Transaction Documents (an "Irish Stamp Duty Liability"), the Parties agree that responsibility for such liability shall be allocated on the following basis: (i) if an Irish Stamp Duty Liability arises as a result of a breach by Buyer of the covenant included in Section 6.3(b)(i), Buyer shall be responsible for any resulting Irish Stamp Duty Liability; (ii) if an Irish Stamp Duty Liability arises as a result of a breach by Perrigo of the covenant included in Section 6.3(b)(ii), Perrigo shall be responsible for any resulting Irish Stamp Duty Liability; and (iii) to the extent an Irish Stamp Duty Liability arises in any other circumstance, the Parties agree in each case to share such liability on a 50/50 basis.  To the extent any other transfer, documentary, use, stamp, recording, registration or similar Taxes (in each case, other than Irish stamp duty) are incurred in connection with consummation of the transactions contemplated by this Purchase and Sale Agreement, the Parties agree in each case to share such liability on a 50/50 basis.

Section 6.4  Tax Cooperation.  Each party hereto agrees to cooperate with respect to the preparation of, and to produce on a timely basis, any Tax forms, reports or other documentation reasonably requested by any other party hereto in connection with the Transaction Documents.  Each party hereto further agrees to provide reasonable cooperation to any other party hereto, at the requesting party's expense, in connection with any official or unofficial Tax audit or contest relating to (i) Contingent Payments made to Buyer to the extent that Perrigo has knowledge or access to information relevant to such audit or contest, or (ii) payments made by Buyer to Perrigo under this Purchase and Sale Agreement.

Section 6.5  Tax Treatment.

(a) Except to the extent otherwise required pursuant to a final and conclusive decision or determination by a taxing authority or a court of competent jurisdiction, solely with respect to such jurisdiction, (i) the parties hereto shall treat the transactions contemplated by this Purchase and Sale Agreement as a sale of the Assigned Interests for Tax purposes and (ii) accordingly, pursuant to and subject to the effectiveness of this Purchase and Sale Agreement, any and all Contingent Payments made from and after the Closing shall be treated as made by Biogen Idec directly to Buyer for Tax purposes.

(b) The parties hereto agree not to take any position that is inconsistent with the provisions of  Section 6.5 on any Tax return or in any Tax audit or other administrative or judicial proceeding except to the extent (i) the other parties hereto have consented in writing  to such action or (ii) otherwise required pursuant to a final and conclusive decision or determination by a taxing authority or a court of competent jurisdiction, solely with respect to such jurisdiction.  If there is an inquiry by any taxing authority of Perrigo or Buyer related to the treatment described in Section 6.5, the parties hereto shall cooperate with each other in  responding to such inquiry in a manner consistent with Section 6.5.

ARTICLE VII
THE CLOSING

Section 7.1  Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, New York 10019, or such other place as the Parties mutually agree at either (a) 10:00 a.m. New York City Time on March 27,  2017 or (b) such other date and time mutually agreed to by the Parties (the "Closing Date"); provided, however, that Buyer shall have the right in its sole discretion to extend the date contained in clause (a) for an additional 10 Business Days by making a partial pre-payment of the Closing Purchase Price Payment in the amount of one billion dollars ($1,000,000,000) (the "Pre-Payment") to Perrigo prior to March 27, 2017, which Pre-Payment shall be promptly refunded to Buyer if the Closing does not occur as a result of Perrigo's failure to satisfy its obligations under Section 7.2.

Section 7.2  Closing Deliverables of Perrigo.  At the Closing, Perrigo shall deliver or cause to be delivered to Buyer the following:

(a) evidence of delivery of all notices required to be delivered by Perrigo to Biogen Idec pursuant to Section 12.4 of the Original Asset Purchase Agreement in connection with the execution of this Purchase and Sale Agreement;

(b) the Assignment and Assumption Agreement, executed by Perrigo and Biogen Idec;

(c) a customary Bill of Sale, in a form reasonably acceptable to Buyer, evidencing the sale, transfer, assignment and conveyance of the Assigned Interests, executed by Perrigo;

(d) a UCC-1 financing statement to be filed in the District of Columbia Recorder of Deeds; and

(e) a Form C1 to be filed in the Irish Companies Registration Office.

Section 7.3  Closing Deliverables of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Perrigo the following:

(a) the Assignment and Assumption Agreement, executed by Buyer;

(b) a customary Bill of Sale, in a form reasonably acceptable to Perrigo, evidencing the sale, transfer, assignment and conveyance of the Assigned Interests, executed by Buyer;

(c) the Closing Purchase Price Payment in accordance with Section 2.2; and

(d) if the Credit Agreement Consent is obtained, a UCC-1 financing statement to be filed in the Delaware Secretary of State's Office.

Section 7.4  Receipt.  Within three Business Days after the Closing Date, Perrigo shall deliver to Buyer a duly executed receipt for payment of the Closing Purchase Price Payment.

ARTICLE VIII
INDEMNIFICATION; LIMITED GUARANTEE

Section 8.1  Indemnification by Perrigo.

(a) Without prejudice to Perrigo's rights to indemnification under Section 8.2(a) of this Purchase and Sale Agreement, Perrigo agrees to indemnify and hold Buyer and its Affiliates (each, a "Buyer Indemnified Party") harmless from and against any and all Losses (including reasonable attorneys' fees) incurred or suffered by such Buyer Indemnified Party arising out of:

(i)	any breach of any representation or warranty made by Perrigo in Article III of this Purchase and Sale Agreement;

(ii)	any breach of any covenant or agreement by Perrigo to Buyer pursuant to any Transaction Document; and

(iii)	any Set-off by Biogen Idec against the Contingent Payment Interest (x) in respect of any Retained Interests or (y) in accordance with the Original Asset Purchase Agreement:
(A)
pursuant to the last sentence of Section 4.3(a) of the Original Asset Purchase Agreement because the amount of Contingent Payments for calendar year 2016 actually paid by Biogen Idec to Perrigo pursuant to Section 4.2 of the Original Asset Purchase Agreement actually exceeded the amount of Contingent Payments due to Perrigo for calendar year 2016 as recalculated pursuant to Section 4.3(a) of the Original Asset Purchase Agreement;

(B)	pursuant to the last sentence of Section 4.3(b) of the Original Asset Purchase Agreement because Net Sales with respect to the fourth quarter of 2016 were less than zero; and

(C)	pursuant to Section 12.4 of the Original Asset Purchase Agreement with respect to Third Party Claim Offset Amounts or Direct Claim Offset Amounts other than:

(1)	to the extent attributable to any Assigned Interests Third Party Infringement Claim; or

(2)
pursuant to Section 12.4 of the Original Asset Purchase Agreement with respect to (x) Direct Claims or (y) Third Party Claims that are neither Product Liability Claims nor Third Party Infringement Claims, in the case of either (x) or (y), solely to the extent attributable to any breach by Buyer of any obligation under the Original Asset Purchase Agreement assumed by Buyer under the Assignment and Assumption Agreement and in the case of (y) any Violation of Law (as defined in the Original Asset Purchase Agreement) by Buyer or its Affiliates, or its or their employees, agents, licensees or sublicensees in connection with TYSABRI Activities (as defined in the Original Asset Purchase Agreement) after the date hereof.

provided, however, that Perrigo making any payment under this clause (iii) shall not relieve Buyer of any obligation to seek recovery against Biogen Idec under Section 5.9  and in the event Perrigo has made a payment to Buyer pursuant to this clause (iii) and Biogen Idec subsequently repays to Buyer any portion of the applicable Set-off, Buyer shall promptly pay the amount so received from Biogen Idec (including any interest in respect of such amount paid by Biogen Idec to Buyer) over to Perrigo (up to the amount that was paid by Perrigo to Buyer with respect thereto);

provided, further, that Perrigo shall not have any indemnification obligation to any Buyer Indemnified Party with respect to any of the foregoing to the extent that such obligation:

(A)  has the effect of imposing on Perrigo any recourse liability for the Contingent Payment Interest because of any insolvency or other occurrence related to the creditworthiness of Biogen Idec (or any of its successors or any Person to whom its obligations under the Original Asset Purchase Agreement are assigned),

(B) results from the bad faith, gross negligence or willful misconduct of a Buyer Indemnified Party,

(C) results from the failure of Biogen Idec (or any of its successors or any Person to whom its obligations under the Original Asset Purchase Agreement are assigned) to perform any of its obligations under the Original Asset Purchase Agreement, or

(D) results from acts or omissions of Perrigo based upon the written instructions from any Buyer Indemnified Party.

(b) Notwithstanding any other provision to the contrary:

(i)
Perrigo shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses for any claim pursuant to clause (i) of Section 8.1(a) until the aggregate amount of the Buyer Indemnified Parties' Losses indemnifiable under clause (i) of Section 8.1(a) exceeds an amount equal to $2,000,000 (the "Deductible"), after which Perrigo shall be obligated only for the Buyer Indemnified Parties' Losses indemnifiable under clause (i) of Section 8.1(a) in excess of the Deductible; and

(ii)
 the cumulative indemnification obligations of Perrigo under Section 8.1(a)(i) and in respect of Product Liability Claims arising out of activities performed for or by the TYSABRI Business on or after the Effective Date under Section 8.1(a)(iii)(C) shall in no event exceed, in aggregate the Purchase Price actually paid (the "Cap").

Section 8.2  Indemnification by Buyer.

(a) Without prejudice to Buyer's rights to indemnification under Section 8.1(a) of this Purchase and Sale Agreement, Buyer agrees to indemnify and hold Perrigo and its Affiliates (each, a "Perrigo Indemnified Party", and together with the Buyer Indemnified Party, each an "Indemnified Party") harmless from and against any and all Losses (including reasonable attorneys' fees) incurred or suffered by a Perrigo Indemnified Party arising out of:

(i)	any breach of any representation or warranty made by Buyer in Article IV of this Purchase and Sale Agreement or Section 10 of the Assignment and Assumption Agreement,

(ii)	any breach of any covenant or agreement by Buyer to Perrigo pursuant to any Transaction Document, and

(iii)
 (1)  Assigned Interests Third Party Infringement Claims for which Perrigo is not required to indemnify Buyer under clause (1) of Section 8.1(a)(iii)(C); (2)  (I) Direct Claims or (II) Third Party Claims that are neither Product Liability Claims nor Third Party Infringement Claims, in the case of each of (I) and (II), for which Perrigo is not required to indemnify Buyer under clause (2) of Section 8.1(a)(iii)(C); or (3) any Product Liability Claims if Buyer is no longer entitled to indemnification  in respect of Product Liability Claims pursuant to Section 8.1(b)(ii);

provided, however, that Buyer shall not have any indemnification obligation to any Perrigo Indemnified Party with respect to any of the foregoing, in each case, (x) to the extent resulting from the bad faith, gross negligence or willful misconduct of such Perrigo Indemnified Party or (y) to the extent resulting from acts or omissions of Buyer (or any of its Affiliates) based upon the written instructions from any Perrigo Indemnified Party.

Section 8.3  Procedures.  If any claim, demand, action or proceeding by any third party (including any investigation by any Governmental Authority) (each a "Claim") shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 8.1 or Section 8.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such Claim notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 8.1 or Section 8.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.  In case any such Claim is brought against an indemnified party, and it notifies the indemnifying party of the commencement thereof in accordance with this Section 8.3, the indemnifying party will be entitled, at the indemnifying party's sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VIII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof and except as provided below.  In any such Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable and documented fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party.  It is agreed that the indemnifying party shall not, in connection with any Claim or related proceedings in the same jurisdiction, be liable for the reasonable and documented fees and expenses of more than one separate law firm (in addition to one local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable in respect of any settlement of any Claim effected without its written consent.  The indemnifying party shall not settle any Claim in respect of which indemnity has been sought without the indemnified party's written consent (such consent not to be unreasonably withheld), unless such settlement (i) includes an unconditional full and general written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability related to such Claim, (ii) does not require an admission of fault by or on behalf of such indemnified party and (iii) provides for the payment by the indemnifying party of money as sole relief (if any) for the claimant and does not impose any material obligation or restriction on such indemnified party.  Notwithstanding the foregoing, to the extent the procedures in this Section 8.3 cannot be complied with because they would conflict with the procedures required to be followed under Section 12.2 of the Original Asset Purchase Agreement, the parties shall cooperate in good faith to determine procedures that fulfill to the greatest extent possible the purposes of this Section 8.3 while complying with the procedures required to be followed with under Section 12.2 of the Original Asset Purchase Agreement.

Section 8.4  Exclusive Remedy; Limitation on Liability.  Following the Closing, except for (a) specific performance, injunctive or other equitable relief to which any party may be entitled, (b) claims by Perrigo for any breach of Section 2.2, (c) claims by either Party for breach of Article VI as applicable, and (d) any recourse to which any Party may be entitled pursuant to Section 8.8, as applicable, the indemnification afforded by this Article VIII shall be the sole and exclusive remedy of the indemnified parties for any and all claims or otherwise that any indemnified party may have as a result of, or in connection with, any of the Transaction Documents or any of the transactions contemplated hereby or thereby, including with respect to any breach of any representation, warranty or certification made by a party in any of the Transaction Documents or any breach of any covenant or agreement by a party pursuant to any Transaction Document, and no Person will have any other entitlement, remedy or recourse, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PURCHASE AND SALE AGREEMENT OR PROVIDED FOR UNDER APPLICABLE LAW, EXCEPT AS PROVIDED FOR IN THIS SECTION 8.4 AND FOR INSTANCES OF ACTUAL FRAUD OR WILLFUL MISCONDUCT, NONE OF THE PARTIES HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO OR ANY PERSON, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF ANY OTHER PARTY HERETO OR ANY OTHER PERSON RELATING TO THE BREACH OR ALLEGED BREACH HEREOF, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAVE BEEN DISCLOSED TO ANY PARTY HERETO IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN; provided, that any claim pursuant to Section 8.1(a) seeking indemnification for a reduction in the amount of, or delay in the payment of, Contingent Payments received by Buyer as compared to the amount of Contingent Payments payable by Biogen Idec to Buyer based on actual Net Sales over a given period(s) plus interest thereon shall not be deemed to seek damages for lost profits or lost opportunities.

    Section 8.5    No Other Representations or Warranties.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS PURCHASE AND SALE AGREEMENT, THE ASSIGNMENT AND ASSUMPTION AGREEMENT OR ANY AGREEMENT OR DOCUMENT CONTEMPLATED BY ANY OF THE FOREGOING, BUYER UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PERRIGO NOR ITS AFFILIATES ARE REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSIGNED INTERESTS, TYSABRI, THE TYSABRI BUSINESS, THE JCV ASSAY INTELLECTUAL PROPERTY, THE TYSABRI INTELLECTUAL PROPERTY OR LIABILITIES OR OBLIGATIONS ASSUMED OR UNDERTAKEN AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF PERRIGO OR ITS AFFILIATES, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS EXPRESSLY SET FORTH IN THIS PURCHASE AND SALE AGREEMENT,  THE ASSIGNED INTERESTS ARE BEING TRANSFERRED ON AN "AS IS," "WHERE IS" BASIS.

Section 8.6  No Set-Off.  No party shall have the right to Set-off any obligations at any time owed by such party to or for the credit or the account of any Indemnified Party against any of and all obligations of any Indemnified Party now or hereafter existing under this Purchase and Sale Agreement or any other Transaction Document owed to such Party, irrespective of whether or not such owed party shall have made any demand under this Purchase and Sale Agreement or such other Transaction Document.

Section 8.7  Survival.

(a) The representations and warranties of Perrigo contained in Article III of this Purchase and Sale Agreement shall survive the Closing until the date that is twelve months after the Closing Date; provided, however, that the representations and warranties made by Perrigo in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.8, Section 3.10 and Section 3.11 shall survive until the date that is the third anniversary of the Closing Date; provided, further, that Section 3.13 and the representation with respect to Liens for Taxes in Section 3.11(e)(ii) shall survive until the date that is the sixth anniversary of the Closing Date.   Written notice of a claim must be given by Buyer to Perrigo in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(b) The representations and warranties of Buyer contained in Article IV of this Purchase and Sale Agreement shall survive the Closing until the date that is twelve months after the Closing Date; provided, however, that the representations and warranties made by Buyer in Section 4.1, Section 4.2,  Section 4.3, Section 4.8 and Section 4.10 shall survive until the date that is the third anniversary of the Closing Date; provided, further, that Section 4.8 shall survive until the date that is the third anniversary of the date specified in clause (iii) of Section 2.2; provided, further, that Section 4.12 shall survive until the date that is the sixth anniversary of the Closing Date.   Written notice of a claim must be given by Perrigo to Buyer in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties.

(c) The covenants made herein and in any other Transaction Document shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing in accordance with their terms.

(d) The obligations of Perrigo to indemnify Buyer Indemnified Parties pursuant to clause (ii) and (iii) of the first sentence of Section 8.1(a), and the obligations of Buyer to indemnify Perrigo Indemnified Parties pursuant to clause (ii) of the first sentence of Section 8.2(a), shall, in each case, survive the Closing indefinitely.

(e) No claim for indemnification may be asserted unless, prior to the expiration of the applicable survival period specified in this Section 8.7, the indemnified party asserts such claim by delivering notice thereof to the indemnifying party in accordance with this Article VIII describing in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Purchase and Sale Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the indemnified party's Losses for which indemnification is being sought.

Section 8.8  Limited Guarantee.  Parent absolutely, unconditionally and irrevocably agrees to take any and all actions necessary to cause Perrigo to perform all of its covenants, agreements and obligations under this Purchase and Sale Agreement, the Transaction Documents and the Original Asset Purchase Agreement.  Further, Parent absolutely, unconditionally and irrevocably guarantees, in accordance with and subject the terms of this Purchase and Sale Agreement, as primary obligor and not merely as surety, to Buyer, the due, punctual and complete discharge in immediately available funds of Perrigo's payment obligations under

Section 8.1(a), if and when such obligations become payable under the terms of, and subject to any applicable limitations contained in, this Purchase and Sale Agreement.  Buyer shall not be obligated to file any claim relating to the guarantee in this Section 8.8 in the event that Perrigo becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect the Parent's obligations under this Section 8.8.  The guarantee in this Section 8.8 is a guarantee of payment and performance and shall be a continuing and irrevocable guaranty by Parent and shall remain in full force and effect until all covenants, agreements and obligations of Perrigo expire under this Purchase and Sale Agreement.  Parent hereby waives diligence, presentment, demand of payment, demand of performance, filing of any claim, any right to require any proceeding first against Perrigo, protest, notice of any kind (except for any such notices required to be provided to Perrigo or Parent in accordance with this Purchase and Sale Agreement) and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.8 (other than (i) fraud or willful and material breach by Buyer or any of its Subsidiaries or Affiliates and (ii) defenses that are available to Perrigo (except for defenses arising under applicable bankruptcy and insolvency law)).

ARTICLE IX
MISCELLANEOUS

Section 9.1  Specific Performance.  Each of the parties hereto acknowledges that the other parties hereto will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents.  In such event, each of the parties hereto agrees that the other parties hereto shall have the right, in addition to any other rights they may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement.

Section 9.2  Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, or (d) on the date transmitted by facsimile, or other electronic transmission with a confirmation of receipt, in all cases, with a copy e-mailed to the recipient at the applicable address, addressed to the recipient as follows:

if to Perrigo, to:

Perrigo Pharma International Designated Activity Company
c/o Perrigo Company, plc
Treasury Building,
Lower Grand Canal Street
Dublin 2, Ireland
Attention:      General Counsel
Telephone:    +353 1 709 4000
E-mail:            todd.kingma@perrigo.com
 Facsimile:      (269) 673-1386

if to Parent, to:

Perrigo Company, plc
Treasury Building,
Lower Grand Canal Street
Dublin 2, Ireland
Attention:      General Counsel
Telephone:    +353 1 709 4000
E-mail:            todd.kingma@perrigo.com
 Facsimile:      (269) 673-1386

For notices to either of Perrigo and Parent, with copies to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
 Attention:     Igor Kirman
         Victor Goldfeld
Telephone:    (212) 403-1000
E-mail:            ikirman@wlrk.com
 Facsimile:      (212) 403-2000

if to Buyer, to:

RP Management, LLC
110 E. 59th Street, Suite 330
 New York, NY 10022
Attention:     George Lloyd
Telephone:    (212) 883-2280
E-mail:           glloyd@royaltypharma.com
 Facsimile:      (212) 883-2260

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:     Art McGivern
Telephone:    (617) 570-1971
E-mail:           amcgivern@goodwinlaw.com
 Facsimile:      (617) 801-8626

Each Party hereto may, by notice given in accordance herewith to the other parties hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

   Section 9.3   Successors and Assigns.

(a) Subject to the remainder of this Section 9.3, the provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Each of Perrigo and Parent shall not be entitled to assign or otherwise transfer any Transaction Document or any of its obligations, rights or interests under any of the Transaction Documents, in whole or in part, without the prior written consent of Buyer, and any purported assignment or transfer without such consent shall be void and of no effect; provided, however, that (a) Perrigo may, without the consent of Buyer, assign (in whole but not in part) all of its obligations and rights under this Purchase and Sale Agreement and any of the Transaction Documents  to any of its Affiliates and (b) Perrigo or Parent may, without the consent of Buyer, assign (in whole but not in part) all of its obligations and rights under this Purchase and Sale Agreement and any of the Transaction Documents to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets.  Notwithstanding the foregoing neither Perrigo nor Parent shall, without the prior written consent of Buyer, assign any such rights or obligations if such assignment would otherwise violate any provisions contained in the Assignment and Assumption Agreement.  Buyer may not, without the prior written consent of Perrigo, assign or otherwise transfer any Transaction Document or any of its obligations, rights or interests under any of the Transaction Documents (including, without limitation, the Assigned Interests and the Security Interest), in whole or in part (and any purported assignment or transfer without such consent shall be void and of no effect), except as follows:  (i) Buyer may, without the consent of Perrigo, assign (in whole but not in part) all of its obligations, rights and interests under this Purchase and Sale Agreement and any of the Transaction Documents to any of its Affiliates; (ii) Buyer may, without the consent of Perrigo, assign (in whole but not in part) all of its obligations, rights and interests under this Purchase and Sale Agreement and any of the Transaction Documents to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; and (iii) Buyer may assign (in whole but not in part) all of its obligations, rights and interests under this Purchase and Sale Agreement and any of the Transaction Documents to any other Person so long as it gives 10 Business Days' prior written notice to Perrigo describing in reasonable detail the proposed assignment or transfer, including information about the proposed assignee or transferee (a "Transfer Notice"); provided, however, that if within 10 Business Days of receiving a Transfer Notice from Buyer, Perrigo notifies Buyer in writing of its good faith belief that the assignment or transfer contemplated by the Transfer Notice could be expected to adversely affect Perrigo or Parent's rights or obligations under the Transaction Agreements (including with respect to the Milestone Payments) in any material respect and provides in such writing reasonable detail regarding the reasons for such belief and a reasonably detailed summary of such expected adverse effects, Buyer may assign or transfer (in whole but not in part) all of its obligations, rights and interests under this Purchase and Sale Agreement and any of the Transaction Documents as contemplated by the Transfer Notice if Buyer sends Perrigo an indemnity, guarantee or other similar instrument or agreement pursuant to which it reasonably addresses Perrigo's concerns and agrees to indemnify Perrigo for all Losses related to such assignment or transfer.  Notwithstanding anything to the contrary herein or otherwise, Buyer may not, without the prior written consent of Perrigo, assign or transfer any of such obligations, rights or interests if (x) such assignment or transfer would otherwise violate any provisions contained in the Assignment and Assumption Agreement or (y) such assignment or transfer would impair the obligation to pay, or Perrigo's right to receive, the Milestone Payments subject to the terms and conditions of this Purchase and Sale Agreement, or adversely affect the Security

Interest.  Buyer may not, without the prior written consent of Perrigo and Parent, delegate any of its obligations under this Purchase and Sale Agreement and any of the Transaction Documents to any other Person.  In the event of assignment or delegation by any party hereto, no other party hereto shall be under any obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents.

(i)
Notwithstanding the foregoing, if a Party transfers any or all of its rights and obligations pursuant to Section 9.3(a), such Party shall indemnify and hold the other Party harmless (the "Non-Transferring Party" and, together with its respective indemnified parties pursuant to Article VIII, the "Non-Transferring Parties") from the full amount of any Taxes imposed on the Non-Transferring Parties as a result of such transfer in excess of the amount of Taxes that the Non-Transferring Party would otherwise have owed; provided, that the amount of any Taxes imposed on the Non-Transferring Parties (or portion thereof) attributable to (x) a prior action by the Non-Transferring Party pursuant to Section 5.1(d) or Section 5.2(e) or (y) any transfer of any or all of the rights, obligations or interests by the Non-Transferring Party pursuant to Section 9.3(a) that was made prior to the transfer at issue,  shall, in each case, be disregarded for purposes of the transferring Party's indemnification obligation.

Section 9.4  Independent Nature of Relationship.  The relationship between Perrigo and Buyer is solely that of seller and buyer, and neither Perrigo nor Buyer has any fiduciary or other special relationship with the other Party or any of its Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute Perrigo and Buyer as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. Perrigo and Buyer agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 9.5  Entire Agreement; No Third Party Beneficiaries.  This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement.  Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VIII any rights or remedies hereunder.

Section 9.6  Governing Law.

(a) THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 9.6(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.  Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 9.7  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8  Severability.  If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms.  Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.9  Counterparts.  This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 9.10  Amendments; No Waivers.  Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties, and, with respect to any amendment, supplement, restatement, waiver, change or modification of Section 5.4, Article VI, Section 8.6, Section 8.8and Article IX, with the written consent of all parties hereto.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No notice to or demand on any party hereto in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.11  Termination.  This Purchase and Sale Agreement shall continue in full force and effect until terminated by mutual agreement of the Parties.  The following provisions shall survive any termination of this Purchase and Sale Agreement: Article I (defined Terms)  Section 5.2 (Books and Records) (as it relates to information related to a pre-termination period); Section 5.3 (Confidentiality) (until the date specified in Section 5.3); Section 5.5 (Wrong Pocket Provisions); Article VIII (Indemnification and Limited Guarantee); and Article IX (Miscellaneous).  Any termination of this Purchase and Sale Agreement shall not relieve the parties hereto of any obligation accruing before such termination and shall be without prejudice to the rights of either Party against the other accrued or accruing under this Purchase and Sale Agreement before termination.

Section 9.12  Expenses.  Except as otherwise set forth in this Purchase and Sale Agreement, whether the transactions contemplated by this Purchase and Sale Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Purchase and Sale Agreement and the transactions contemplated by this Purchase and Sale Agreement shall be paid by the party hereto incurring such costs and expenses unless expressly otherwise contemplated in this Purchase and Sale Agreement.

Section 9.13  Table of Contents and Headings.  The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.14  Trustee Capacity of Wilmington Trust Company.  Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (a) this Purchase and Sale Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of Buyer, (b) each of the representations, undertakings and agreements herein made on the part of Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only Buyer, and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Buyer under this Purchase and Sale Agreement or any related document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties and, with respect to Section 5.4, Article VI, Section 8.6, Section 8.8 and Article IX hereof, Parent, have executed this Purchase and Sale Agreement as a Deed as of the day and year first written above.

SIGNED AND DELIVERED as a DEED
for and on behalf of
PERRIGO PHARMA INTERNATIONAL DESIGNATED ACTIVITY COMPANY
 by its lawfully appointed attorney

_________________________________________
 Name:
Title:  Attorney
in the presence of:

_________________________________________
 Signature of witness

_________________________________________
 Name of witness

_________________________________________
 Occupation of witness

_________________________________________
 Address of witness

IN WITNESS WHEREOF, the Parties and, with respect to Section 5.4, Article VI, Section 8.6, Section 8.8 and Article IX hereof, Parent, have executed this Purchase and Sale Agreement as a Deed as of the day and year first written above.

SIGNED AND DELIVERED as a DEED
for and on behalf of
PERRIGO COMPANY PUBLIC LIMITED COMPANY
 by its lawfully appointed attorney

_________________________________________
 Name:
Title:  Attorney
in the presence of:

_________________________________________
 Signature of witness

_________________________________________
 Name of witness

_________________________________________
 Occupation of witness

_________________________________________
 Address of witness

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as a Deed as of the day and year first written above.

RPI FINANCE TRUST
By: Wilmington Trust Company, not its individual capacity but solely in its capacity as owner-trustee

_________________________________________
Name:
Title:

EXHIBIT A
FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of [   ] (this "Agreement") by and among Perrigo Pharma International Designated Activity Company ("Perrigo"), Biogen Idec International Holding Ltd. ("Biogen Idec") and RPI Finance Trust, a Delaware Statutory Trust ("Transferee").
W I T N E S S E T H:

WHEREAS, Perrigo and Biogen Idec are parties to that certain Asset Purchase Agreement, dated as of February 5, 2013 (as it may be amended from time to time pursuant to its terms, the "Asset Purchase Agreement");

WHEREAS, pursuant to the Asset Purchase Agreement, Perrigo transferred to Biogen Idec all intellectual property and other assets related to the TYSABRI Business and other products licensed to Biogen Idec and its Affiliates under the Collaboration Agreement, and Biogen Idec is obligated, among other things, to make certain contingent payments to Perrigo based on sales of TYSABRI;

WHEREAS, Section 14.2(b) of the Asset Purchase Agreement expressly permits Perrigo to pledge, mortgage, assign, charge, transfer or declare a trust or otherwise grant security over or engage in any financing, monetization or securitization transaction involving all or any part of its rights to receive the Contingent Payments, and delegate any of its obligations under the Asset Purchase Agreement related to its rights to receive the Contingent Payments, to a Third Party without the consent of Biogen Idec, provided that Perrigo complies with the obligations set forth therein; and

WHEREAS, Perrigo desires to assign to Transferee, and Transferee desires to accept, assume, comply with, perform and discharge the Assigned Interests (as hereinafter defined), in each case, upon and subject to the terms and conditions set forth in this Agreement and the applicable terms and conditions set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. Definitions.  Capitalized terms used herein but not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement and the rules of usage set forth therein shall apply hereto.

2. Effectiveness.  This Agreement shall become effective as of January 1, 2017 (such date, the "Effective Date").

3. Assignment and Assumption.  Perrigo hereby assigns to Transferee, and Transferee hereby accepts, assumes and agrees to comply with, perform and discharge, the following rights and obligations of Perrigo under the Asset Purchase Agreement, in each case, subject to all applicable terms and conditions set forth in the Asset Purchase Agreement and to the extent that such rights and obligations arise on or after the Effective Date (collectively, the "Assigned Interests"):

(a) Perrigo's right to receive (i) one hundred percent (100%) (the "Applicable Percentage") of the Contingent Payments payable by Biogen Idec under Section 4.2 of the Asset Purchase Agreement for the period from and after the Effective Date, as such Contingent Payments may be reduced, adjusted or offset against as permitted under the Asset Purchase Agreement pursuant to Sections 4.2(f), 4.2(h), 4.3(a), 4.3(b), 4.4(c)(i), 4.4(c)(iii)(A), 4.4(e)(iv)(E), 4.5(b)(ii), 4.10(b) and Section 12.4 thereof, (ii) the Applicable Percentage of any interest payable by Biogen Idec under the second sentence of Section 4.3(a) of the Asset Purchase Agreement with respect to amounts referred to in clause (i) of this Section 3(a), (iii) the Applicable Percentage of any excess amounts payable by Biogen Idec under the fourth sentence of Section 4.3(a) of the Asset Purchase Agreement for the period from and after the Effective Date, (iv) the Applicable Percentage of any amounts payable by Biogen Idec under the last sentence of Section 4.3(e) of the Asset Purchase Agreement for the period from and after the Effective Date, (v) the Applicable Percentage of any amounts payable by Biogen Idec under Section 4.5(b)(ii) of the Asset Purchase Agreement for the period from and after the Effective Date, (vi) the Applicable Percentage of any amounts payable by any Third Party Transferee pursuant to Section 4.9(c)(ii)(C) of the Asset Purchase Agreement for the period from and after the Effective Date, (vii) the Applicable Percentage of any amounts payable by Biogen Idec under Section 4.9(d)(i)(C) of the Asset Purchase Agreement for the period from and after the Effective Date, (viii) the Applicable Percentage of any amounts payable by any designated Affiliate pursuant to Section 4.9(e)(i)(C) of the Asset Purchase Agreement for the period from and after the Effective Date and (ix) the Applicable Percentage of any amounts payable by Biogen Idec, any Third Party or any of their respective Affiliates pursuant to Section 4.9(e)(ii)(B) of the Asset Purchase Agreement for the period from and after the Effective Date (the amounts referred to in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) collectively, the "Contingent Payment Interest");

(b) Perrigo's rights under Section 1.1 (gg) of the Asset Purchase Agreement, to the extent that such rights apply to the Contingent Payment Interest;

(c) Perrigo's obligations under Section 4.2(h) of the Asset Purchase Agreement, to the extent that Transferee initiates any Challenge on or after the Effective Date;

(d) Perrigo's rights and obligations under Sections 4.3, 4.4(b), 4.4(c), 4.4(f) and 4.4(g) of the Asset Purchase Agreement, to the extent that such rights and obligations apply to the Contingent Payment Interest held by the Transferee;

(e) Perrigo's right to receive the reports and information that Biogen Idec is required to furnish to Perrigo pursuant to Sections 4.3(a) and 4.5(a) of the Asset Purchase Agreement;

(f) Perrigo's right to direct an audit of the books and records of Biogen Idec under Section 4.5(b) of the Asset Purchase Agreement and the right to receive draft and final audit reports prepared by an independent certified public accountant in accordance with Section 4.5(b) of the Asset Purchase Agreement, in each case for the periods commencing on or after the Effective Date, provided, however, that, if Perrigo conducted an audit pursuant to Section 4.5(b) of the Asset Purchase Agreement during the calendar year including the Effective Date, then Transferee shall not have the right to conduct an audit pursuant to Section 4.5(b) of the Asset Purchase Agreement until the calendar year following the date of such audit;

(g) Perrigo's rights and obligations under Sections 4.9 and 4.10 of the Asset Purchase Agreement;  and

(h) Perrigo's rights and obligations under Sections 9.4, 9.5 and 9.7, with respect to any Post-Closing Confidential Information that is disclosed to Transferee by Perrigo, Biogen Idec or any of their Affiliates.
Except for the Assigned Interests set forth in clauses (a) through (h) above, Perrigo expressly retains all other rights and remains liable for all other obligations under the Asset Purchase Agreement, including (1) all of the rights and obligations under the provisions of the Asset Purchase Agreement referenced in clauses (a) through (h), to the extent such rights and obligations are applicable to any rights to receive Contingent Payments retained by Perrigo or any Post-Closing Confidential Information and Alpha-4 Integrin Product Confidential Information disclosed to Perrigo and (2) all of Perrigo's rights and obligations under the Asset Purchase Agreement that arose prior to the Effective Date.  For the sake of clarity, to the extent that Perrigo shall have breached any of its obligations under the Asset Purchase Agreement that arose prior to the Effective Date, Biogen Idec shall not be deemed to have waived any of its rights against Perrigo in respect of such breach.
Nothing herein shall limit or prevent the assignment by Perrigo of any other rights, obligations or interests of Perrigo under and in accordance with the Asset Purchase Agreement.

4. Novation.  (a) Transferee hereby agrees to be bound by the Asset Purchase Agreement to the same extent as if Transferee were a signatory thereto with respect to the Assigned Interests, including all provisions of the Asset Purchase Agreement that apply with respect to the exercise and/or performance of the Assigned Interests, and Transferee acknowledges and agrees that Biogen Idec's obligations in respect of the Assigned Interests are subject to all of the provisions of the Asset Purchase Agreement; (b) Biogen Idec agrees to accept performance and discharge by Transferee of the obligations included within the Assigned Interests; and (c) Biogen Idec undertakes to perform and discharge directly to Transferee its liabilities and obligations in respect of the Assigned Interests.  Biogen Idec and Transferee agree that, from and after the Effective Date, subject to Section 12 hereof, Perrigo is released and discharged, and shall have no further liabilities or obligations under the Asset Purchase Agreement, with respect to the Assigned Interests.  Notwithstanding the foregoing, to the extent that Biogen Idec has paid Contingent Payments to Perrigo and/or delivered reports and information to Perrigo pursuant to Section 4.3(a) or 4.5(a) of the Asset Purchase Agreement prior to the Effective Date, and such Contingent Payments (or any portion thereof), reports or information are to be paid or provided to Transferee pursuant to this Agreement, it shall be Perrigo's responsibility to ensure that such Contingent Payments (or any portion thereof), reports or information are provided to Transferee.

5. Offset Rights.

(a) Idec, Transferee and Perrigo acknowledge and agree that Biogen Idec's obligation to pay the Applicable Percentage of Contingent Payments to Transferee shall be subject to Biogen Idec's right under Section 12.4 of the Asset Purchase Agreement to offset Third Party Claim Offset Amounts and Direct Claim Offset Amounts against Contingent Payments, provided that the Contingent Payments payable to Transferee may only be offset by the amount obtained by multiplying the Third Party Claim Offset Amount or Direct Claim Offset Amount, as applicable, by the Applicable Percentage.

(b) In addition to any rights of Biogen Idec under the Asset Purchase Agreement to offset against or reduce, or deduct any amount from, the Applicable Percentage of Contingent Payments due to Transferee as expressly set forth in this Agreement, Biogen Idec may, in its sole discretion and from time to time, offset against the Applicable Percentage of Contingent Payments due to Transferee an amount equal to all or a portion of any Losses incurred by Biogen Idec or any of its lndemnitees arising out of, or resulting from, Transferee's breach of any of the obligations included within the Assigned Interests, subject to all of the following terms and conditions:

 (i) Biogen Idec shall determine the amount of such Losses reasonably and in good faith;

 (ii)                                               Such breach by Transferee has not been cured within sixty (60) days of written notice thereof from Biogen Idec;

 (iii)                                               Transferee has failed to pay or reimburse Biogen Idec such Losses within thirty (30) days after Transferee's receipt of a request for and reasonable documentation of such Losses, which request shall serve as notice of Biogen Idec's intent to offset if Transferee fails to pay or reimburse Biogen Idec such Losses within thirty (30) days;

(iv) Biogen Idec has notified Transferee of the offset, whether in the request delivered pursuant to Section 5(b)(iii) of this Agreement or otherwise; and

 (v) In the event Biogen Idec subsequently agrees or it is subsequently determined (pursuant to an Action in court) that all or any portion of such Losses offset by Biogen Idec pursuant to this Section 5(b) did not arise out of, or result from, Transferee's breach of any of the obligations included within the Assigned Interests (the "Improperly Offset Losses"), Biogen Idec shall reimburse Transferee, within thirty (30) days of such agreement or determination, the Improperly Offset Losses, together with simple interest calculated from the date the Contingent Payment against which the Improperly Offset Losses were offset was otherwise due, at the rate of LIBOR plus 125 basis points.  For purposes of this Agreement, "LIBOR" shall mean, on any date, the rate determined and published for such date by the British Bankers Association as one-month LIBOR.

6. No Other Assignments.  Except as specifically provided herein, no other right or obligation of Perrigo under the Asset Purchase Agreement other than the Assigned Interests shall be, or deemed to be, assigned to Transferee.  Neither this Agreement, the Asset Purchase Agreement nor any rights or obligations hereunder or thereunder (including the Assigned Interests) may be assigned or delegated, in whole or in part, by Transferee without the prior written consent of Biogen Idec.

7. Rights and Remedies.  Biogen Idec acknowledges that (a) Transferee shall have the sole right to assert a legal claim or commence a legal action against Biogen Idec with respect to the Assigned Interests and (b) Perrigo shall retain the sole right to assert a legal claim or commence a legal action against Biogen Idec with respect to any other matter arising under or relating to the Asset Purchase Agreement or the subject matter thereof, provided that both Perrigo and Transferee shall consent to joinder in a single action, upon motion by Biogen Idec, of any claims brought by Perrigo and Transferee in separate actions that arise out of (i) the same or a substantially similar transaction or occurrence or series of transactions or occurrences or (ii) any question of law or fact common to both Transferee and Perrigo.

8. Contingent Payments.

(a) Perrigo hereby acknowledges and agrees that Biogen Idec has paid to Perrigo, for the period from [   ] through [   ], total Contingent Payments in the amount of $[   ].  Notwithstanding the foregoing, Perrigo does not hereby waive, and expressly reserves, its rights under the Asset Purchase Agreement and applicable law to recover any underpayment of Contingent Payments that became payable to Perrigo under the Asset Purchase Agreement at any time prior to the Effective Date.

(b) Notwithstanding anything in this Agreement, and without limiting the provisions of Section 4.4(c) of the Asset Purchase Agreement, in no event will Biogen Idec be obligated to pay, in respect of any Calendar Quarter, Contingent Payments in an amount greater than Biogen Idec would have been obligated to pay had Perrigo not assigned any of its rights under the Asset Purchase Agreement.

9. Negotiation of Transaction Agreements.  Perrigo and Transferee hereby acknowledge that except for this Agreement Biogen Idec has not had any involvement with respect to the negotiation of any purchase or other agreements between Perrigo and Transferee relating to the Assigned Interests (such purchase or other agreements, other than this Agreement, the "Transaction Agreements"), and that Biogen Idec has not made any representation or warranty to Transferee by entering into this Agreement.  In addition, in consideration for the execution of this Agreement by Biogen Idec, Perrigo and Transferee hereby agree to jointly and severally indemnify, save, defend and hold harmless Biogen Idec and its Indemnitees, from and against any and all Losses arising out of any and all claims relating to or arising out of the Transaction Agreements or any transactions contemplated by the Transaction Agreements; provided, however, that, notwithstanding the foregoing, Perrigo and Transferee shall have no obligation to indemnify, save, defend and hold harmless Biogen Idec and its Indemnitees from and against any and all Losses arising out of any and all claims against Biogen Idec under, or relating to enforcement against Biogen Idec of, the Asset Purchase Agreement or this Agreement.

10. Representations and Warranties.  Transferee represents and warrants to the other parties hereto that:

(a) Organization and Standing.  Transferee is a statutory trust, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Transferee is duly qualified to do business and is in good standing as a foreign trust in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

(b) Corporate Power.  Transferee has all requisite power and authority to carry on its business as it is now being conducted, and to own, lease or operate all its properties and assets.  Transferee has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement.

(c) Corporate Authority; Enforceability.  This Agreement has been duly executed and delivered by Transferee and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement is a valid and legally binding agreement of Transferee, enforceable against Transferee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles.

(d) Governmental Authority Approvals; No Violations.  No consents, approvals, permits, orders, authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations to or with, any federal, state or local court, governmental, legislative, judicial, administrative authority, taxing authority, agency, commission, body or other governmental entity or self-regulatory organization (each, a "Governmental Authority") or with any third party are required to be made or obtained by Transferee in connection with the execution, delivery and performance by Transferee of this Agreement.

The execution, delivery and performance of this Agreement by Transferee does not, and will not, (i) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or penalties or the creation of any indebtedness, lien, pledge, security interest, adverse claims, charges, encumbrances or exception to title of any kind on the assets of Transferee (with or without notice, lapse of time, or both) pursuant to, or a debt repayment trigger under, any agreements, instrument or understanding to which Transferee or any of its properties is a party or is subject or bound, or any Applicable Law to which Transferee or any of its properties is subject; or (ii) constitute or result in a breach or violation of, or a default under, organizational documents of Transferee.

For purposes of this Agreement, "Applicable Law" shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, holding, order, determination, writ, injunction, directive, judgment, decree, permit, license or other requirement of any Governmental Authority applicable to Transferee, or its properties, assets, officers, directors, employees or agents (in connection with such officers', directors', employees' or agents' activities on behalf of such entity).

(e) Compliance with Applicable Laws.  Neither Transferee nor its Affiliates is in violation of, and has not violated or been charged with a violation of, any Applicable Law.

(f) Defaults.  Transferee is not in default under any mortgage, deed of trust, indenture or other instrument or agreement to which Transferee is a party or by which it or any of its properties or assets may be bound, or in violation of any Applicable Law, which default or violation could have an adverse effect on the ability of Transferee to perform any of its obligations under this Agreement and the obligations included within the Assigned Interests.

(g) Litigation.  There are no pending or, to the knowledge of Transferee, threatened actions or proceedings by or before any court or administrative agency or arbitrator that either individually or in the aggregate, are reasonably likely to adversely affect the ability of Transferee to perform its obligations under this Agreement or the obligations included within the Assigned Interests.

(h) No Intent to Re-Transfer.  Transferee is acquiring the Assigned Interests for its own use and not with a view to any resale or distribution thereof.

11. Reliance.  The representations, warranties, covenants and agreements of Transferee are made for the benefit of, and may be relied upon by, Perrigo and Biogen Idec.

12. Termination.  This Agreement may be terminated by Perrigo without cause at any time, effective upon thirty (30) days' prior written notice to Biogen Idec and Transferee.  This Agreement may not be terminated by Transferee.  Any termination of this Agreement shall not relieve the parties hereto of any obligation accruing before such termination is effective and shall be without prejudice to the rights of any party against the other accrued or accruing under this Agreement before termination is effective.  In the event of any termination of this Agreement by Perrigo, (a) Perrigo shall thereafter perform and discharge all liabilities and obligations to Biogen Idec in respect of, and be entitled to all rights with respect to, the Assigned Interests, whether such rights, liabilities and obligations arise before or after the termination date and
 (b) Biogen Idec shall have no further liabilities or obligations to Transferee in respect of the Assigned Interests.

13. Miscellaneous.

(a) Entire Agreement.  This Agreement and the Asset Purchase Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between the parties before the date hereof with respect to the subject matter hereof.

(b) Effect of Waiver or Consent.  No waiver or consent, express or implied, by any party of or to any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise of any right or power under this Agreement or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until after the applicable statute of limitation period has run.

(c) Severability.  Should any provision of this Agreement or the application of this Agreement to any Person or circumstance be held invalid or unenforceable to any extent:
(i) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or invalidity and shall be enforced to the greatest extent permitted by law;
 (i) such unenforceability or invalidity in any jurisdiction shall not invalidate or render unenforceable such provision as applied (A) to other Persons or circumstances or (B) in any other jurisdiction; and (iii) such unenforceability or invalidity shall not affect or invalidate any other provision of this Agreement.

(d) Amendment.  Neither this Agreement nor any of the terms of this Agreement may be terminated, amended, supplemented or modified orally, and may only be terminated, amended, supplemented or modified by an instrument in writing signed by each of the parties, provided that the observance of any provision of this Agreement may be waived in writing by the party that shall lose the benefit of such provision as a result of such waiver.  Transferee hereby acknowledges and agrees that Biogen Idec, Perrigo and Perrigo Pharmaceuticals, Inc. may amend or modify the Asset Purchase Agreement without providing notice of such amendment or modification to Transferee or obtaining Transferee's consent thereto and any such amendment shall be binding upon Transferee.

(e) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

(f) Venue; Jurisdiction.  In the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, such controversy, claim or counterclaim shall be resolved by the United States District Court for the Southern District of New York or a local court sitting in New York, New York (collectively, the "Courts").  Each party (i) irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Courts do not have any jurisdiction over such party.

(g) Specific Performance.

(i) Each party shall be entitled to seek an injunction, specific performance and other equitable relief or remedy to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance or injunction without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.  For the avoidance of doubt, the parties acknowledge and agree that the injunction, specific performance and other equitable relief and remedy contemplated by this Section 13(g) includes (as appropriate) both mandatory and prohibitory forms of relief and remedy.

(ii) With respect to any action, suit, or proceeding seeking the injunction, specific performance and other equitable relief and remedy contemplated by Section 13(g)(i) of this Agreement, each party irrevocably and unconditionally agrees on behalf of itself and its Affiliates as follows:  (1) to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York, and any appellate court thereof; (2) that a final unappealable judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (3) to waive and not to assert by way of motion, as a defense, or otherwise in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action, or proceeding is brought is an inconvenient forum, that the venue of the suit, action, or proceeding is improper, or that the related documents or the subject matter thereof may not be litigated in or by such courts; and (4) to not seek and to waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction that might be called upon to grant an enforcement of such judgment.

(h) Parties in Interest; Limitation on Rights of Others.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors and assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and assigns) any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

(i) Independent Contractors.  Each of the parties hereto are independent contractors under this Agreement and the Asset Purchase Agreement.  Nothing contained herein shall be deemed to create an employment, agency, joint venture or partnership relationship between or among the parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party.  None of the parties shall have any express or implied power to enter into any contracts or commitments, or to incur any liabilities, in the name of, or on behalf of, any other party, or to bind any other party in any respect whatsoever.

(j) Interpretation.  As used in this Agreement, the terms "include", "includes" and "including" are not limiting and mean include, includes and including, without limitation.  All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) Expenses.  All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

(l) Notices.  All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to Biogen Idec or Perrigo:  At the addresses set forth in the Asset Purchase Agreement.
If to Transferee:

RP Management, LLC
110 E. 59th Street, Suite 330
 New York, NY 10022
Attention:      George Lloyd
Telephone:    (212) 883-2280
E-mail:            glloyd@royaltypharma.com
 Facsimile:      (212) 883-2260

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:     Art McGivern
Telephone:    (617) 570-1971
E-mail:            amcgivern@goodwinlaw.com
 Facsimile:      (617) 801-8626

(m) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed as original, but all of which together shall constitute one instrument.